                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT
                                 PIPELINE SYSTEM

This Purchase and Sale Agreement (the "Agreement") is made and entered into effective this 21st day of January, 2005, (the "Effective Date") by and between MOBIL PIPE LINE COMPANY, a Delaware corporation ("MPLCO") and BUCKEYE PIPE LINE TRANSPORTATION LLC, a Delaware limited liability company ("BUYER"). MPLCO and BUYER are hereinafter sometimes referred to individually as "Party" or collectively as "Parties":

                               W I T N E S S E T H

         WHEREAS, MPLCO desires to sell the real and personal property and related rights described in Section 2 below and BUYER wishes to purchase the such real and personal property and the related rights from MPLCO on the terms and conditions set forth below,

         NOW, THEREFORE, for the consideration hereinafter specified, MPLCO and BUYER agree as follows:

1. Definitions. The following terms shall have the meaning set forth below for all purposes of this Agreement:

         1.1 "Affiliate" means, with respect to a Party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Party. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

         1.2      "Agreement" has the meaning specified in the Preamble.

         1.3 "Ancon" means Ancon Insurance Company, Inc., a Vermont corporation (which is EMC's wholly-owned captive insurer).

         1.4      "Acquired Employee" has the meaning specified in Exhibit H.

         1.5      "Assets" has the meaning specified in Section 2.

         1.6 "Assumed Environmental Liabilities" has the meaning specified in Section 7(D).

         1.7 "Authorized Representative" means any employee, agent, representative, consultant, contractor, or subcontractor.

         1.8      "Baseline Condition" has the meaning specified in Section
                  7(B).

         1.9      "BUYER" has the meaning specified in the Preamble.

         1.10     "BUYER Indemnitor" has the meaning specified in Section
                  13(A)(1).

         1.11     "BUYER Indemnitee" has the meaning specified in Section
                  13(A)(3).

         1.12     "BUYER's Group" has the meaning specified in Exhibit D.

         1.13 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.Section 9601 et seq.).

         1.14 "Claim" means all liability, costs (including without limitation any attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligation of whatever nature, whether under express or implied contract, at common law or under any applicable law, rule or regulation, including without limitation applicable Environmental Laws.

         1.15     "Closing" has the meaning specified in Section 14(A).

         1.16     "Closing Date" has the meaning specified in Section 14(A).

         1.17     "Consent" has the meaning specified in Section 5(D).

         1.18 "Damages" means any and all obligations, liabilities, damages (including, without limitation, physical damage to real or personal property or natural resources), fines, liens, penalties, deficiencies, losses, judgments, settlements, personal injuries (including, without limitation, injuries or death arising from exposure to Regulated Substances), costs and expenses (including, without limitation, accountants' fees, attorneys' fees, fees of engineers, health, safety, environmental and other outside consultants and investigators, and reasonable court costs, appellate costs, and bonding fees), whether based in tort, contract or any local, state or federal law, common law, statute, ordinance or regulation, whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, choate or inchoate or otherwise.

         1.19     "DHHS" has the meaning specified in Exhibit D.

         1.20     "DOT" has the meaning specified in Exhibit D.

         1.21     "Easements" has the meaning specified in Section 2(D).

         1.22 "Effective Date" has the meaning specified in the preamble to this Agreement.

         1.23     "Eligible Employee" has the meaning specified in Exhibit H.

         1.24     "EMC" means Exxon Mobil Corporation.

         1.25     "EMPCo" means ExxonMobil Pipeline Company.

         1.26 "EMOC" means ExxonMobil Oil Corporation (formerly known as Mobil Oil Corporation).

         1.27 "EMOC Terminals" means the petroleum products terminals owned by EMOC and located in Rochester, New York, Binghamton, New York, Buffalo, New York and Malvern, Pennsylvania.

         1.28 "Environmental Condition" means the existence of Regulated Substances in or on the soil, surface water, or groundwater at, on or under any of the Pipeline Assets, or migrating from any of the Pipeline Assets to a contiguous property or properties to the extent the levels of any such Regulated Substances exceed naturally occurring background levels in such areas.

         1.29     "Environmental Assessment" has the meaning specified in
                  Section 7(A).

         1.30 "Environmental Documents" means those documents that are in MPLCO's possession and that are (1) to the best of MPLCO's Knowledge, material with respect to Environmental Conditions at the Pipeline Assets and (2) listed on Exhibit J.

         1.31 "Environmental Laws" means any and all applicable common law, statutes and regulations, of the State of New York, the State of New Jersey and the Commonwealth of Pennsylvania, as applicable, and local and county areas concerning the environment, preservation or reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling), Release or threatened Release of Regulated Substances, including without limitation, CERCLA, the Hazardous Material Transportation Authorization Act of 1994 (49 U.S.C.Section 5101 et seq.), the Solid Waste Disposal Act (42 U.S.C.Section 6901 et seq.) (including the Resource Conservation and Recovery Act of 1976, as amended), the Clean Water Act (33 U.S.C.Section 1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C.Section 2701 et seq.), the Clean Air Act (42 U.S.C.Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300(f) et seq.), the Emergency Planning and Right-To-Know Act of 1986 (42 U.S.C.Section 11101 et seq.), the Endangered Species Act of 1973 (16 U.S.C.Section 1531 et seq.), the Lead-Based Paint Exposure Reduction Act (15 U.S.C.Section 2681 et seq.), and the National Environmental Policy Act of 1969 (42 U.S.C.Section 4321 et seq.), and all State of New York, State of New Jersey and Commonwealth of Pennsylvania, as applicable, county and local laws of a similar nature to federal law, and the rules and regulations promulgated thereunder, each as amended and, unless otherwise provided in this Appendix, in effect as of the Closing Date.

         1.32 "Environmental Liabilities" means any Damages or Proceedings (whether incurred, existing or first occurring on, before or after the Closing Date) relating to or arising out of ownership or operation of the Pipeline Assets (whether on, before or after the Closing Date) pursuant to any applicable Environmental Laws as in effect at any time, including without limitation: (i) any Third Party Environmental Claim; (ii) any Governmental Environmental Enforcement Action; or (iii) any Remediation Activities.

         1.33 "Environmental Permits" shall mean those permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law that are in the name of Seller, related solely to any portion of the Pipeline Assets, and shown on Exhibit M.

         1.34 "Evaluative Information" has the meaning defined in the Confidentiality Agreement.

         1.35     "Excluded Assets" has the meaning specified in Section 3(A).

         1.36 "ExxonMobil/Ancon Policy" means any property and/or liability insurance policies issued to MPLCO, EMC or any of their divisions or Affiliates, including without limitation, any property and/or liability coverage policies issued to MPLCO, EMC or any of their divisions or Affiliates by Ancon, or its predecessor companies or by a locally admitted insurer which are reinsured by Ancon.

         1.37     "Facilities" has the meaning specified in Section 2(B).

         1.38     "FERC" has the meaning specified in Section 14(D).

         1.39 "Governmental Authority" or "Governmental Authorities" means any federal, state or local governmental authority, administrative agency, regulatory body, board, commission, judicial body or other body having jurisdiction over the matter.

         1.40 "Governmental Environmental Enforcement Action" means any order, settlement agreement, consent decree, directive, notice of violation, notice of enforcement, letter of notice, notice of noncompliance, corrective action, or similar type of legal requirement or instrument that is issued by, entered into with, or otherwise required by a Governmental Authority with respect to an actual or alleged noncompliance under applicable Environmental Laws.

         1.41     "Hess" means the Amerada Hess Corporation.

         1.42     "Independent Consideration" has the meaning specified in
                  Section 4.

         1.43 "Knowledge" means the knowledge of designated company's current supervisory employees who, in the normal scope of their employment would have knowledge of the matter.

         1.44     "Malvern Storage Facility" has the meaning specified in
                  Section 2(2).

         1.45     "Manheim Litigation" has the meaning specified in Exhibit K.

         1.46 "Material Contracts" means all material contracts to which MPLCO or one of its Affiliates is a party relating solely to the Pipeline Assets, which contracts are described in Exhibit A-3. The term "Material Contracts" does not include any Revenue Generating Contracts.

         1.47     "Material Defect" has the meaning set forth in
                  Section 12."MPLCO" has the meaning specified in the Preamble.

         1.48     "MPLCO Indemnitee" has the meaning specified in Section
                  13(A)(1).

         1.49     "MPLCO Information" has the meaning specified in Section 10.

         1.50     "MPLCO Tariff Rates" has the meaning specified in Section
                  14(D).

         1.51     "NIDA" has the meaning specified in Exhibit D.

         1.52     "North Line" has the meaning specified in Section 2(A)(1)(v).

         1.53 "Off-Site" means those areas contiguous to the Real Property or any interest therein to be conveyed under this Agreement and not considered On-Site.

         1.54 "Off-Site Disposal Activities" means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Regulated Substance; provided however, that the term "Off-Site Disposal Activities" shall not include (i) the Off-Site portion of an Environmental Condition that has migrated from the Pipeline Assets, (ii) Environmental Conditions on Off-Site contiguous property under terminal dock lines and dock facilities at the Pipeline Assets, if any, and
                  (iii) Environmental Conditions of waterways extending beyond any of the Pipeline Assets' shoreline, if any.

         1.55 "Off-Site Remediation Activities" means any Remediation Activities with respect to the Pipeline Assets that relate to Off-Site Disposal Activities.

         1.56 On-Site" means any of the Real Property or any interest therein to be conveyed under this Agreement.

         1.57 "Order" means any current judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter and still in effect as of the Closing Date.

         1.58 "Parent Company" means a company or companies having a Controlling Interest in a designated company.

         1.59     "Party" has the meaning specified in the Preamble.

         1.60     "Paulsboro System" has the meaning specified in Section
                  (2)(A)(1).

         1.61 "Pipeline Assets" means all of the Assets other than the Van Buren Terminal and all other related assets described in Appendix 1.

         1.62 "Post-Closing Activities Letter Agreement" means the letter agreement between BUYER, MPLCO and/or their respective Affiliates attached as Exhibit T with respect to the activities described in Section 35.

         1.63 "Proceedings" means any actions, causes of action, written demands, written claims, suits, investigations, and any appeals therefrom.

         1.64     "Property Taxes" has the meaning specified in Section 16.

         1.65     "Purchase Price" has the meaning specified in Section 4(C).

         1.66     "Purchase Price Adjustment" has the meaning specified in
                  Section 4(B).

         1.67     "PURTA" means Public Utility Realty Taxes.

         1.68     "Real Property" has the meaning specified in Section 2(C).

         1.69 "Regulated Substance" means any (a) chemical, substance, material, or waste that is designated, classified, or regulated as "industrial waste," "hazardous waste," "hazardous material," "hazardous substance," "toxic substance," or words of similar import, under any applicable Environmental Law; (b) petroleum, petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and components, fractions, derivatives, or by-products thereof; (c) asbestos or asbestos-containing material (regardless of whether in a friable or non-friable condition), or polychlorinated biphenyls; and (d) substance that, whether by its nature or its use, is subject to regulation under any applicable Environmental Law in effect at that time or for which a Governmental Authority requires Remediation Activities with respect to any of the Pipeline Assets.

         1.70 "Related Purchase Agreement" means any of the following agreements: (i) the Terminal Purchase and Sales Agreement between EMOC and Buckeye Terminals, LLC of even date herewith for the petroleum products terminal located in Buffalo, New York, and (ii) the Terminal Purchase and Sales Agreement between EMOC and Buckeye Terminals, LLC of even date herewith for the petroleum products terminals located in Malvern, Pennsylvania, Binghamton, New York, and Rochester, New York.

         1.71 "Release" shall have the meaning specified in CERCLA; provided, however, that, to the extent the Environmental Laws in effect at any time after the Closing Date establish a meaning for "Release" that is broader than that specified in CERCLA, such broader meaning shall apply to any "Release" occurring after Closing.

         1.72 "Remediation Activities" means any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, bioremediation, response, cleanup or abatement, whether On-Site or Off-Site, of an Environmental Condition to standards required by applicable Environmental Laws in effect at such time or as required by an appropriate Governmental Authority for property used for continued bulk petroleum storage and distribution.

         1.73 "Retained Environmental Liability" has the meaning specified in Section 7(C).

         1.74 "Revenue Generating Contracts" means all contracts to which MPLCO or one of its Affiliates is a party relating to the Assets and pursuant to which MPLCO generates income or revenue from a third party, including, without limitation, terminaling or throughput agreements and exchange agreements.

         1.75     "Schedule of Exhibits" has the meaning specified in Section
                  22.

         1.76     "Storage Line" has the meaning specified in Section
                  2(A)(1)(iii).

         1.77     "Sun" means Sun Company, Inc.

         1.78 "Sun Throughput Agreement" means that certain throughput agreement dated October 26, 1998 between MPLCO, Hess, EMOC and Sun for the Van Buren Terminal.

         1.79 "Tariff Letter Agreement" means the letter agreement between BUYER, MPLCO and/or their respective Affiliates attached as
                  Exhibit V with respect to the matters described therein.

         1.80 "Third Party" means any individual or legal business entity other than: (i) a Party; (ii) a Party's Affiliates; (iii) a Party's Authorized Representatives; (iv) employees, officers, directors, agents and representatives and all successors of a Party and its Affiliates; and, (v) a Party's permitted assigns.

         1.81 "Third Party Environmental Claim" means a Proceeding by any Third Party alleging Damages relating to or arising out of exposure to, or Off-Site migration of, a Regulated Substance (including, without limitation, Damages for Proceedings arising under applicable Environmental Laws in connection with an Environmental Condition and Damages for Remediation Activities undertaken by a Third Party at its property). Notwithstanding anything to the contrary in this Agreement, to the extent that Remediation Activities are required by Governmental Entities as a result of a Third Party Environmental Claim, such Remediation Activities shall be governed by the provisions under this Agreement dealing with Remediation Activities.

         1.82     "Van Buren Terminal" has the meaning specified in Section
                  2(G).

         1.83     "West Line" has the meaning specified in Section 2(A)(1)(iv).

2. Purchase and Sale. Subject to the terms and conditions of this Agreement, MPLCO agrees to sell and BUYER agrees to buy all of MPLCO's right, title and interest in the following (collectively the "Assets"):

         (A) (1) The MPLCO refined products pipeline systems originating in Paulsboro New Jersey and having delivery points in New Jersey, Pennsylvania, and New York, collectively described as the "Paulsboro System" and more specifically described as follows:

                  (i) The Paulsboro to Colonial System consisting of approximately 2160 feet of 12-inch diameter pipe extending from the Valero Paulsboro Refinery in Gloucester County, New Jersey to Colonial Pipeline Junction in Gloucester County, New Jersey;

                  (ii) The Paulsboro to Philadelphia Airport jet system consisting of approximately 2.64 miles of 8-inch diameter pipe extending from MPLCO's Paulsboro Station to the Airport Service International Group Terminal located at the Philadelphia Airport in Delaware County, Pennsylvania;

                  (iii) The Paulsboro to Malvern System ("Storage Line"), consisting of approximately 23.7 miles of 12-inch diameter pipe and approximately 1.07 miles of 10-inch diameter pipe originating from MPLCO's Paulsboro Station in Gloucester County, New Jersey and extending to MPLCO's Malvern Station and storage tanks in Chester County, Pennsylvania;

                  (iv) The Malvern to Harrisburg System ("West Line"), consisting of approximately 42.47 miles of 10-inch diameter pipe and approximately 27.08 miles of 8-inch diameter pipe and approximately 5.5 miles of 4-inch diameter pipe originating from MPLCO's Malvern Station in Chester County, Pennsylvania and extending to two Petroleum Products Terminals in Dauphin County, Pennsylvania and one Petroleum Products Terminal in Lancaster County, Pennsylvania;

                  (v) The Malvern to New York System ("North Line"), consisting of approximately 154.07 miles of 8-inch diameter pipe and approximately 222.36 miles of 6-inch diameter pipe originating from MPLCO's Malvern Station in Chester County, Pennsylvania and extending to terminals in Lehigh and Berks County, Pennsylvania and Broome, Erie, Monroe, and Onondaga Counties in New York; and

                  (vi) Approximately 50 miles of idle pipe of various diameters, to various destinations as listed in
                           Exhibit I; and

                  (2) MPLCO's Malvern Station and storage tanks ("Malvern Storage Facility") in the upper yard at the MPLCO petroleum products terminal in Chester County, Pennsylvania as described on Exhibit A-2; and

         (B) All of the assets as listed in Section 2(A) above as more particularly described in Exhibit A-1 attached hereto and made a part hereof, together with attached valves and fittings, and all supplies, spare parts, tools and equipment used solely in connection with such assets and the Malvern proving trailer (the "Facilities");

         (C) All of MPLCO's real property related to the Facilities and owned in fee, listed in Exhibit A-2 (the "Real Property"), which shall be conveyed to BUYER pursuant to the statutory Deed without Warranty to be mutually agreed to by BUYER and MPLCO as a condition to Closing;

         (D) The easements, and/or right of way agreements, and to the extent assignable, those land-use and water crossing licenses or permits and governmental authorizations relating to the Facilities, listed in Exhibit B hereto (collectively the "Easements"). Where MPLCO is retaining a pipeline or pipelines covered by an Easement, only the portions of the Easements needed for pipelines being transferred will be assigned to BUYER;

         (E) MPLCO's right-of-way files and Department of Transportation files, and other historical books and records, pertaining to the Easements and the Facilities, subject to MPLCO's right to retain records, files and other data deemed necessary or required for MPLCO's compliance with applicable regulations or which pertain to MPLCO facilities not included in the Assets or which are proprietary to MPLCO;

         (F) All Material Contracts (and all of MPLCO's rights and obligations thereunder) to the extent such contracts are assignable; and

         (G) MPLCO's 50% undivided interest in the petroleum products terminal and all related facilities (the "Van Buren Terminal") in Van Buren, New York and the Terminal Operating Agreement for the Van Buren Terminal dated November __, 1997 among, EMOC, Hess and MPLCO, more particularly described in Appendix 1 attached hereto. The terms and conditions of this Agreement shall apply to the sale to BUYER of MPLCO's interest in the Van Buren Terminal, as supplemented or modified by the provisions of Appendix 1 hereto. To the extent there is a conflict between the terms and conditions set forth in Appendix 1 with respect to the Van Buren Terminal and the terms and conditions set forth in this Agreement, the terms and conditions set forth in Appendix 1 shall govern.

3.       Exclusions.

         (A) Except as specifically provided in Exhibit A, the Assets do not include any of the following assets (collectively, the "Excluded Assets"):

                  (1) vehicles (excluding the Malvern prover trailer), boats, tools, warehouse stock, equipment or materials temporarily located on the property where any of the Assets are located or any inventory, equipment, materials, pipelines, fixtures or interests owned by any person or entity other than MPLCO; and

                  (2) any interest in any insurance or bonds maintained by or on behalf of MPLCO or ExxonMobil Corporation, or any of their divisions or Affiliates . No claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by BUYER, its successors or assigns, against or with respect to any insurance policy covering the assets or operations of MPLCO, any other Mobil entity insurance policy or ExxonMobil/Ancon Policy regardless of their date of issuance. Accordingly, BUYER, individually and on behalf of its successors and assigns, does hereby disclaim any right or interest under any insurance policy covering the assets or operations of MPLCO, any other Mobil entity insurance policies or such ExxonMobil/Ancon Policies generally and specifically with regard to the Assets or any claims associated with the Assets.

         (B) BUYER is not assuming and shall not be responsible for any liabilities, costs or expenses arising out of or associated with the litigations set forth on Exhibit K.

         (C) This Agreement does not license or authorize BUYER to use or display the "Mobil", "Exxon" or "Esso" names or any trademark owned by MPLCO, EMC, or any of their Affiliates and BUYER shall, at its expense, remove all signs and markings at or on the Assets which indicate that they were ever owned or operated by MPLCO, EMC or any of their Affiliates and return such signs to MPLCO. BUYER shall remove all signs and markings located at or on the Assets within sixty (60) days after Closing.

4.       Purchase Price.

         (A) The total monetary consideration to be paid for the Assets shall be ONE HUNDRED FIFTY-SIX MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($156,200,000) (the "Purchase Price") cash or other immediately available funds in MPLCO's account. The Purchase Price may be adjusted in accordance with Sections 14(A) and 16 of this Agreement. As evidence of good faith, BUYER has deposited or will deposit with MPLCO on the Effective Date of this Agreement the amount of FIVE HUNDRED AND NO/100 DOLLARS ($500.00) (the "Independent Consideration"). The Independent Consideration shall be in addition to and independent of any other consideration provided under this Agreement, shall be non-refundable and shall be retained by MPLCO under all circumstances. The Parties acknowledge the sufficiency of the Independent Consideration to support this Agreement.

         (B) Prior to the Closing, the Parties shall agree in good faith to finalize the allocation of the Purchase Price for tax accounting purposes in accordance with the form set forth in Exhibit A-4. BUYER and MPLCO agree that they will not take (and will not permit any Affiliate to take), for income tax purposes, any position inconsistent with the allocation agreed to by the Parties.

5.       MPLCO's Representations and Warranties.

         (A) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, (i) MPLCO WILL SELL THE ASSETS TO BUYER ON AN AS-IS, WHERE-IS AND WITH ALL FAULTS BASIS, (ii) MPLCO MAKES NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE ASSETS, and
                  (iii) MPLCO MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE ASSETS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT" as well as the provisions of any similar law of any other state having jurisdiction over any Party hereto or the Assets).

         (B) MPLCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of New York, the State of New Jersey and the Commonwealth of Pennsylvania.

         (C) MPLCO has the corporate power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by MPLCO pursuant hereto, and to carry out its obligations hereunder.

         (D) Delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by MPLCO, and the consummation of the transactions provided for hereby (a) have been duly authorized and approved by all requisite corporate action of MPLCO and no other corporate act or proceeding on the part of MPLCO or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, and (b) do not and will not (x) conflict with or violate any provision of MPLCO's Certificate of Incorporation or Bylaws, or (y) violate or breach any law or Order applicable to MPLCO or its properties or assets, including the Assets, and this Agreement is a legal, valid, binding and enforceable obligation of MPLCO, except as may be limited by bankruptcy or other laws of such general application affecting creditors' rights generally.

         (E) No consent, approval, or notices of or to any other person ("Consent") is required with respect to MPLCO in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions with respect to the Pipeline Assets provided for hereby other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the Pipeline Assets, (ii) those required for the transfer of the Easements, if any, and
                  (iii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (F) MPLCO has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with the transactions contemplated by this Agreement for which BUYER shall have any responsibility or liability. MPLCO agrees to pay and to indemnify fully, hold harmless and defend BUYER and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of MPLCO or its Affiliates in connection with these transactions.

         (G) Except as set forth in Exhibit K, there is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to MPLCO's Knowledge, threatened against or related to the Pipeline Assets. Except as set forth in Exhibit L, there is no Order in effect relating specifically to the Pipeline Assets.

         (H) Exhibit M lists all material Environmental Permits in effect with respect to the Pipeline Assets on the date of this Agreement. Except as disclosed on Exhibit M, to MPLCO's Knowledge, neither MPLCO nor its Affiliates has received any notice of any claim or default relating to such material Environmental Permits. To MPLCO's Knowledge, all material Environmental Permits listed in Exhibit M are valid and in full force and effect and the permit holder is in compliance in all material respects therewith.

         (I) MPLCO has delivered to BUYER true and correct copies of all Material Contracts. The Material Contracts have not been modified except as provided in amendments delivered to BUYER. Neither MPLCO nor, to MPLCO's Knowledge, any other party to the Material Contracts, is in breach or default thereunder. Except as disclosed in Exhibit A-3, under the terms of the Material Contracts, the Material Contracts may be assigned to and assumed by BUYER without penalty or expense.

         (J) Except (a) to the extent, if any, disclosed on Exhibit K, (b) as to any matter with respect to which MPLCO has agreed to be responsible for or indemnify BUYER in Article 7, and (c) as to any matter relating to, arising out of, or resulting in Remediation Activities in connection with the Pipeline Assets, to MPLCO's Knowledge, MPLCO's ownership, use and operation of the Pipeline Assets as of the Closing Date will be in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders (including but not limited to, all applicable Environmental
                  Laws) in effect and requiring compliance as of the Closing Date and MPLCO has not received notice from any Government Authority asserting any act of non-compliance.

         (K) MPLCO has paid prior to the Closing Date all Property Taxes due and payable on or before the Closing Date assessed against the Pipeline Assets for all taxable years or taxable periods prior to the Closing Date (including portions of taxable years or periods with respect to which Taxes are due and payable on or before the Closing Date).

         (L) No action, suit proceeding or claim is pending or to MPLCO's Knowledge threatened against MPLCO seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

6.       BUYER's Representations and Warranties.

         (A) BUYER REPRESENTS AND WARRANTS TO MPLCO THAT BUYER IS ACQUIRING THE ASSETS FOR ITS OWN BENEFIT AND ACCOUNT AND NOT WITH THE INTENT OF DISTRIBUTING FRACTIONAL UNDIVIDED INTERESTS THEREOF SUCH AS WOULD BE SUBJECT TO REGULATION BY FEDERAL OR STATE SECURITIES LAWS.

         (B) BUYER REPRESENTS THAT BY REASON OF BUYER'S KNOWLEDGE AND EXPERIENCE IN THE EVALUATION, ACQUISITION, AND OPERATION OF SIMILAR PROPERTIES, BUYER HAS EVALUATED THE MERITS AND RISKS OF PURCHASING THE ASSETS AND HAS FORMED AN OPINION BASED SOLELY UPON BUYER'S KNOWLEDGE AND EXPERIENCE AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NOT UPON ANY REPRESENTATIONS OR WARRANTIES BY MPLCO WITH RESPECT TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, AND ANY RELIANCE ON OR USE OF THE SAME HAS BEEN AND WILL BE AT BUYER'S SOLE RISK.

         (C) BUYER REPRESENTS THAT BUYER HAS MADE ALL INVESTIGATION NECESSARY TO DETERMINE THE ENVIRONMENTAL AND PHYSICAL CONDITION OF THE FACILITIES AND THE PREMISES COVERED BY THE EASEMENTS, AND ALL OTHER INVESTIGATION NECESSARY TO PURCHASE THE ASSETS.

         (D) BUYER is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to conduct business in the State of New York, State of New Jersey and the Commonwealth of Pennsylvania.

         (E) BUYER has the limited liability power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by BUYER pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by BUYER and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite limited liability action of BUYER and no other limited liability act or proceeding on the part of BUYER or its Affiliates or members is necessary to authorize the execution, delivery or performance of this Agreement and this Agreement is a legal, valid, binding and enforceable obligation of BUYER, except as may be limited by bankruptcy or other laws of such general application affecting creditor's rights generally.

         (F) No Consent or filing is required with respect to BUYER or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent are immaterial, individually and in the aggregate, to the purchase and sale of the Assets, and (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (G) The execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not violate any other agreement, contract, or instrument to which BUYER is subject or is a party.

         (H) No action, suit, proceeding or claim is pending or to BUYER's Knowledge threatened against BUYER seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

         (I) BUYER has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with the transactions contemplated by this Agreement for which MPLCO shall have any responsibility or liability. BUYER agrees to pay and to indemnify fully, hold harmless and defend MPLCO and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of BUYER or its Affiliates in connection with these transactions.

         (J) BUYER has no knowledge prior to the Closing of any facts or circumstances which would serve as the basis for a claim by BUYER against MPLCO based upon a breach of any representation or warranty of MPLCO in this Agreement. BUYER will be deemed to have waived in full any breach of MPLCO's representations and warranties of which BUYER has knowledge at Closing.

7.       Environmental Provisions Applicable to Pipeline Assets.

         (A) Environmental Review Period. BUYER acknowledges that prior to signing this Agreement, BUYER was given the opportunity and waived such opportunity to conduct, or BUYER conducted or had conducted on BUYER's behalf, at its own risk and expense and to BUYER's satisfaction, an assessment of the Pipeline Assets consisting of (i) a surface inspection of the Pipeline Assets, and (ii) an inspection of MPLCO's available historical files for information, if any, covering: (a) any environmental issues, including but not limited to, spills or disposal of crude oil, petroleum, petroleum products or hazardous substances, underground injection or solid waste disposal on the real property on which the Pipeline Assets are located. BUYER acknowledges that MPLCO makes no representations or warranties, express or implied, with regard to the accuracy or completeness of any files or other records reviewed. The activities covered by this paragraph are collectively called the "Environmental Assessment."

         (B) Baseline Condition. In order to establish the Environmental Condition of the Pipeline Assets, MPLCO, BUYER and its Authorized Representatives have reviewed or acknowledged the existence of the Environmental Documents, which include the results of all tests conducted by BUYER and its Authorized Representatives under Section 7A, if any. MPLCO and BUYER have agreed that Exhibit J includes or references all material information, known to exist by either Party, related to, affecting or concerning the Environmental Condition or status of the Pipeline Assets as of the Closing Date and that such information shall constitute the "Baseline" Condition of the Pipeline Assets. MPLCO shall not be responsible for any Environmental Condition whether or not identified as part of the Baseline Condition.

         (C) MPLCO's Retained Environmental Liabilities. MPLCO shall retain and be solely responsible only for Environmental Liabilities in connection with Off-Site Disposal Activities with respect to the Pipeline Assets performed by MPLCO prior to the Closing Date ("Retained Environmental Liability").

         (D) BUYER's Assumed Environmental Liabilities. Except for MPLCO's Retained Environmental Liability, BUYER shall assume and be solely responsible for all Environmental Liabilities relating to or arising out of the Pipeline Assets, whether existing or asserted before, on or after the Closing Date, whether known or unknown, whether based on past, present or future conditions or events, including but not limited to undertaking such Remediation Activities of the Environmental Conditions as may be required by applicable laws, regulations, or governmental orders (the "Assumed Environmental Liabilities"). In no event shall BUYER's obligations under this Section 7 terminate upon the lease, sale, or other transfer of the Pipeline Assets or any portion of the Pipeline Assets regardless of any assumption of such obligations by a subsequent lessee, purchaser, or other transferee.

         (E) MPLCO's Environmental Indemnity. MPLCO agrees to indemnify, hold harmless and defend BUYER from and against any Damages and Proceedings asserted against or incurred by BUYER relating to or arising out of Retained Environmental Liabilities.

         (F) BUYER's Environmental Indemnity. For purposes of Section 7(F), where MPLCO is the indemnified party, the term "MPLCO" shall include MPLCO and its Affiliates and the directors, officers and employees, and all successors and assigns of the foregoing. From and after the Closing Date, BUYER shall indemnify, hold harmless and defend MPLCO from and against any Damages and Proceedings asserted against or incurred by MPLCO relating to the Assumed Environmental Liabilities for the Pipeline Assets, including but not limited to:

                  (a) Any Environmental Liabilities, except for MPLCO's Retained Environmental Liabilities;

                  (b) Any Release of any Regulated Substance related to operations of the Pipeline Assets occurring prior to, on or after the Closing Date;

                  (c) Any residual Environmental Condition remaining at the Pipeline Assets or any areas Off-Site on or after the Closing Date;

                  (d) Any Third Party Environmental Claim made by a Third Party on or after the Closing Date;

                  (e) Any Governmental Environmental Enforcement Action that is taken against BUYER or MPLCO for events or conditions that prior to, on or after the Closing Date;

                  (f) Any Off-Site Disposal Activities resulting from the ownership or operation of the Pipeline Assets on or after the Closing Date;

                  (g) Any On-Site or Off-Site Remediation Activities resulting from the ownership or operation of the Pipeline Assets prior to, on or after the Closing Date;

                  (h) Exacerbation of any Environmental Condition (whether resulting in On-Site or Off-Site impacts) by BUYER or its Authorized Representatives (which for purposes of this Section 7(F) shall include its tenants, customers, invitees, licensees, or any users of the Pipeline Assets (except MPLCO); and

                  (i) Failure to comply with any Permit or Order, including transferred or assigned Environmental Permits or Orders identified on Exhibits M and N, by BUYER or its Authorized Representatives.

         (G)      BUYER's Release of MPLCO for Environmental Liabilities.

                           BUYER, in consideration of the negotiated amount of the Purchase Price, hereby unconditionally, completely and forever releases and discharges MPLCO, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities except MPLCO's Retained Environmental Liability, including but not limited to the following:

                  (a) Any Governmental Environmental Enforcement Action taken against BUYER and attributable to any failure by MPLCO to own or operate the Pipeline Assets prior to the Closing Date in compliance with applicable Environmental Laws;

                  (b) Any Third Party Environmental Claim made by a Third Party on or after the Closing Date with respect to the Pipeline Assets resulting from any Release occurring prior to the Closing Date and caused by MPLCO's ownership or operation of the Pipeline; and

                  (c) Any obligation by MPLCO to perform or ensure the performance of any Remediation Activities.

                           BUYER shall deliver to MPLCO on the Closing Date the release in the form of Exhibit O hereto.

         (H) MPLCO's Access to the Pipeline Assets. Upon request by MPLCO in connection with any written request or demand from any Governmental Authority, BUYER shall, at no cost to MPLCO, permit MPLCO, its Affiliates, and its Authorized Representatives reasonable access to the Pipeline Assets. MPLCO, its Affiliates or Authorized Representatives shall provide forty-eight (48) hours written notice to BUYER for any routine access by MPLCO or its Affiliates or Authorized Representatives. MPLCO will provide thirty (30) days written notice to BUYER for any access that MPLCO believes may result in a material impact to BUYER's operations. MPLCO will make reasonable efforts to minimize impacts on BUYER's operations. The BUYER's obligations will be set forth in any Deeds Without Warranty or other instrument of conveyance, conveying any Real Property to be conveyed under this Agreement and will under this Section 7 be a covenant running with the land and will bind the successors and assigns of BUYER. Upon written request by MPLCO, in connection with any request to MPLCO from any

                  Governmental Authority, BUYER shall provide MPLCO copies of all reports, correspondence, notices and communications sent or received from Governmental Authorities regarding the Environmental Condition of the Pipeline Assets or any remediation and/or investigation at the Pipeline Assets related to the Baseline Condition or other copies of all reports, correspondence, notices and communications sent to or received from third parties concerning conditions that would obligate (financially or otherwise) MPLCO.

         (I)      Environmental Issues

                  (a) BUYER acknowledges that there may have been spills of wastes, crude oil, petroleum products, produced water, or other materials in the past at or on the Pipeline Assets or in connection with their operation, and tank bottoms or other wastes may have been placed at, on or under the Pipeline Assets. In addition, the Pipeline Assets may contain asbestos in piping coating, undisplaced crude oil, coats of lead-based paints, PCB's in transformers, mercury in electrical switches, Naturally Occurring Radioactive Material (NORM), and other materials, substances and contaminants. BUYER assumes all liability for or in connection with the assessment, remediation, removal, transportation, and disposal of any such materials and associated activities in accordance with all relevant rules, regulations, and requirements of governmental agencies.

                  (b) As part of the consideration for the sale of the Pipeline Assets, BUYER for itself, its successors and permitted assigns, covenants and agrees that neither the Real Property, nor any part thereof shall at any time be used for any of the following specifically listed facilities or uses, or any similar facility or use: residential, child care, nursery school, preschool, or any other educational facility, place of worship, playground, hotel, motel, inn, bed and breakfast or rooming house, nursing home, rehabilitation center, hospital or community center and that the installation of any water wells for drinking or irrigation purposes along with the construction of basements is prohibited; that these covenants and agreements shall survive the Closing; that these covenants and agreements are to run with the Real Property; that these restrictive measures will be inserted in the Deeds Without Warranty to be delivered at the Closing and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising the Real Property or any part thereof. Furthermore, BUYER for itself, its successors and permitted assigns agrees to execute any documents required by any Governmental Authority having jurisdiction over the Pipeline Assets that are consistent with the above use restrictions.

                  (c) If Closing does not occur within the time required by this Agreement, or upon earlier termination of this Agreement, upon MPLCO's request, BUYER shall promptly deliver to MPLCO all originals and copies (whether written or electronic) that are in BUYER's or its Authorized Representatives' possession of the information, reports, or materials including specifically those concerning the environmental or other condition of the Pipeline Assets together with all information, reports, or material furnished to BUYER by MPLCO, and BUYER shall promptly cause third parties to deliver to MPLCO such materials that are in their possession.

                  (d) BUYER and MPLCO shall cooperate with each other in all reasonable respects as to the transfer or assignment of the Environmental Permits or Orders that can be transferred or assigned under applicable Environmental Laws and the making of any filings or notifications or obtaining any authorizations required under applicable Environmental Laws in connection with the transfer of the Pipeline to BUYER. MPLCO shall take the lead on all initial notifications to applicable Governmental Authorities requesting such transfer or assignment of any Environmental Permits or Orders. BUYER, however, shall be solely responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Environmental Permits or Orders. With respect to any Environmental Permits or Orders issued under applicable Environmental Laws prior to the Closing Date that are transferred to BUYER, MPLCO, within thirty (30) calendar days after the Closing Date shall submit a letter to each applicable Governmental Authority acknowledging that BUYER is assuming the obligations of MPLCO under such Permit or Order.

                  (e) As between BUYER and MPLCO, BUYER shall be responsible for all filing costs and administrative expenses associated with such transfer or assignment of any Environmental Permits or Orders pursuant to this Agreement and for all costs and expenses relating to or arising out of any change in terms or conditions of such Environmental Permits or Orders resulting from any transfer, assignment or re-issuance of such Environmental Permits or Orders to BUYER, except for any such costs and expenses related to or arising out of MPLCO's non-compliance with such Environmental Permits or Orders. With respect to those Environmental Permits or Orders that cannot be transferred or assigned under applicable Environmental Laws, BUYER will use reasonable efforts at BUYER's cost and expense to obtain new permits or orders.

                  (f) MPLCO has disclosed and BUYER has acknowledged the Manheim Litigation which relates to the Environmental Condition of a portion of the Pipeline Assets. MPLCO is responsible for all costs and liabilities arising from the Manheim Litigation, however, BUYER agrees, that BUYER will fully cooperate with any requests made to BUYER by MPLCO in connection with the Manheim Litigation, including, without limitation, (i) providing copies to MPLCO of any future documentation relating to the Environmental Condition of the Pipeline Assets affected by the Manheim Litigation,
                           (ii) allowing MPLCO access to such portion of the Pipeline Assets, and (iii) performing any Remediation Activities with respect to such portion of the Pipeline Assets as may be required by MPLCO as a result of the Manheim Litigation, including modifying any Remediation Activities then being undertaken by BUYER. In the event that any Remediation Activities requested to be performed by MPLCO under this Section 7(I)(f) require BUYER to incur costs above those that would have been incurred by BUYER in connection with Remediation Activities BUYER would have otherwise undertaken in order to comply with the terms of this Agreement, MPLCO agrees to reimburse BUYER for such excess costs upon receipt by MPLCO of an invoice for such costs together with documentation supporting the costs so long as BUYER has complied with the terms of this Agreement. BUYER agrees that prior to commencing any Remediation Activities for which

                           BUYER will be seeking reimbursement from MPLCO under this Section 7(I)(f), BUYER shall provide MPLCO an estimate of all costs BUYER will be requesting MPLCO to incur for MPLCO's review and approval. BUYER agrees that while the Manheim Litigation is pending, BUYER will not contact the owners of the property who are parties to the Manheim Litigation without the express written consent of MPLCO, which consent shall not be unreasonably withheld to the extent the subject of such contact does not relate in any way whatsoever to issues in the Manheim Litigation.

         (J) Environmental Issues Applicable to Van Buren Terminal. The Parties acknowledge that the provisions of this Section 7 shall only apply to the Pipeline Assets and all environmental issues relating to the Van Buren Terminal and the assets related thereto shall be governed by the supplemental terms and provisions set forth in Appendix 1.

8. Right of Entry. BUYER agrees that the provisions of this Section 8 shall apply to any and all access to the Assets or other MPLCO property in connection with this Agreement, whether such access occurred before or will occur after the execution of this Agreement. MPLCO will, to the extent it has the legal right to do so, provide BUYER (or its contractor) with reasonable access to the Assets to conduct assessments approved by MPLCO. BUYER and/or its contractor shall comply with prudent safety and industrial hygiene procedures, including without limitation, the Safety Requirements set forth in Exhibit C attached hereto, and shall review such procedures with MPLCO prior to commencement of any assessment. BUYER, its employees, agents and/or contractors shall comply with the Drug and Alcohol Prohibitions and Requirements set forth in Exhibit D attached hereto, while present on the Assets or other MPLCO property. BUYER shall submit schedules to MPLCO which show when BUYER plans to enter the Assets or other MPLCO property. Said schedules shall be in sufficient detail to allow MPLCO to determine in advance the approximate number of employees, contractors, subcontractors and equipment that BUYER will have on the sites where the Assets are located at any time, and shall be provided to MPLCO sufficiently in advance of the date or dates of entry to enable MPLCO to arrange to have an inspector(s) present at the site(s). BUYER shall not enter the real property on which the Assets are located without the presence of an MPLCO employee or MPLCO contractor. It is understood that there are risks associated with entry onto the Assets, and BUYER assumes responsibility for the safety of personnel and property of both BUYER and BUYER's contractors. BUYER agrees to inspect the Assets for safety purposes prior to such entry and to exercise precautions and conduct all actions in a way that will, in so far as reasonably possible, assure the safety of persons and property.

9. Review of Title. During the assessment period, BUYER conducted a review of the Easements, including permits and licenses, to determine whether MPLCO has good title to the Easements and whether any consents or approvals are required for assignment of the Easements and/or permits. If consents or approvals are required for assignment of any Easement, MPLCO shall, immediately after Closing, endeavor to obtain such consents and/or approvals, provided that (i) MPLCO shall not be required to incur any expense beyond MPLCO's usual overhead expense,
         (ii) BUYER shall cooperate in obtaining any such consents and or approvals, (iii) BUYER shall execute any reasonable documentation requested by the Party(ies) whose consent or approval may be required, and (iv) BUYER accepts the assignment documents in the form attached hereto as Exhibit G.

10. Confidentiality. The Confidentiality Agreement executed by and between MPLCO and BUYER, dated March 18, 2004, a copy of which is attached hereto as Exhibit E is hereby incorporated into this Agreement and shall from and after the date hereof and following Closing be deemed to apply not only to the Evaluative Information described therein but also to any other information obtained from MPLCO in connection with or as part of the Assets (collectively, "MPLCO Information"). BUYER shall maintain in confidence and not disclose to third parties or its employees, who are not involved in evaluating this asset acquisition, any MPLCO Information obtained in the review of title or any other information obtained from MPLCO, and shall not use such MPLCO Information in any manner that is adverse or detrimental to the interests of MPLCO.

11. Records. BUYER shall not destroy or otherwise dispose of any records, files and other data acquired hereunder for a period of three (3) years following Closing (except as to tax records, for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to MPLCO. During such periods, BUYER shall make such records, files and other data available to MPLCO or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with BUYER's business operations. Additionally, MPLCO shall have the right to retain copies of any records, files or other data transferred to BUYER hereunder.

12. Option to Terminate. Except as hereinafter provided, BUYER shall have the option of terminating this Agreement by providing written notice to MPLCO prior to the Closing Date in the event BUYER determines that the Assets are subject to any (i) Material Defect in the Pipeline Assets or
         (ii) Material Defect in the title to any of the Real Property related to the Pipeline Assets. To be effective, any such notice shall specifically identify and describe the basis for such termination and shall include substantial evidence thereof. Minor deviations in the location of a pipeline relative to a defined right of way in an easement shall not be deemed to constitute a title defect for purposes of this Agreement.

         For purposes of this Section, a "Material Defect" shall mean (i) a defect with regard to the Pipeline Assets which (1) will significantly impair the operating functions or safety of the Facilities, and (2) would cost in excess of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) cash to cure or remedy, and (3) was not disclosed to or known by BUYER prior to BUYER's execution of this Agreement, (ii) a defect with regard to the Environmental Condition of the Pipeline Assets which (1) occurs from a new Release after the Effective Date, but prior to Closing, and
         (2) would cost in excess of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) cash to cure or remedy, or (iii) if not involving the Facilities, a defect or accumulation of defects which (1) would cost in excess of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) to cure or remedy, and (2) was not disclosed to or known by BUYER prior to BUYER's execution of this Agreement.

         Notwithstanding the delivery of such a notice of termination by BUYER to MPLCO, this Agreement shall not be terminated if within thirty (30) days after MPLCO's receipt of such notice (1) MPLCO remedies or agrees to remedy, to a degree which is mutually agreed upon prior to Closing, such Material Defect or (2) MPLCO and BUYER mutually agree on an adjustment to the Purchase Price, which adjustment shall reflect BUYER's cost to remedy such defect.

13.      Indemnification and Release.

         (A) In addition to BUYER's release or indemnity in any other Section of this Agreement or in any other agreement executed pursuant to or in connection with this Agreement, BUYER agrees as follows:

                  (1) BUYER, its successors and assigns (hereinafter in this Section 13 individually and collectively, "BUYER Indemnitor") agrees to release, indemnify, defend, and hold harmless MPLCO, EMC and its Affiliates, and their respective officers, directors, employees, contractors, representatives, successors, and assigns (hereinafter in this Section 13 individually and collectively, "MPLCO Indemnitee") from all Claims asserted against MPLCO Indemnitee by any person or entity arising from or related to (i) the breach by BUYER (or any shareholder, officer, director, employee of BUYER) of any representation, warranty or covenant contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement; provided that BUYER shall have no indemnification obligation for any such Claim if BUYER has not received a written claim from MPLCO (specifying in reasonable detail the basis for such Claim) within one year following the Closing Date, or
                           (ii) BUYER Indemnitor's ownership, operation, use, repair, removal, separation or control of the Pipeline Assets, before or after Closing including, without limitation, performance of BUYER Indemnitor's obligations under Sections 6, 8, 10, and 18 of this Agreement and performance of BUYER Indemnitor's obligations under any agreements or undertakings related to this Agreement, including without limitation, all agreements listed as Exhibits to this Agreements, except to the extent MPLCO has indemnified BUYER Indemnitee in this Section 13 or under any agreements or undertakings related to this Agreement, including without limitation, all agreements listed as Exhibits to this Agreement.

                  (2) BUYER Indemnitor agrees to release, indemnify, defend and hold harmless MPLCO Indemnitee from any Claim made after Closing against any insurance policy covering the Pipeline Assets or operations of MPLCO, including without limitation the ExxonMobil/Ancon Policies by or through BUYER Indemnitor or any person subrogated to BUYER Indemnitor's rights. This release and indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such Claim.

                  (3) MPLCO, it successors and assigns agrees to release, indemnify, defend, and hold harmless BUYER and its Affiliates, and their respective officers, directors, employees, contractors, representatives, successors, and assigns (hereinafter in this Section 13 individually and collectively, "BUYER Indemnitee") from all Claims asserted against BUYER Indemnitee by any person or entity arising from or related to the breach by MPLCO (or any shareholder, officer, director, employee of MPLCO) of any representation, warranty or covenant contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement; provided, however, that except to the extent such a Claim arises under the Post-Closing Activities Letter Agreement or the Tariff Letter Agreement, MPLCO shall have no indemnification obligation for any such Claim if MPLCO has not received a written claim from BUYER (specifying in reasonable detail the basis for such Claim) within one year following the Closing Date.

         (B) WITHOUT LIMITING THE RELEASES AND INDEMNITIES IN SECTION 13(A), IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE RELEASES AND INDEMNITIES IN THIS SECTION 13 SHALL APPLY TO CLAIMS THAT MAY ARISE IN WHOLE OR IN PART FROM THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR STRICT LIABILITY OF ANY INDEMNITEE,

                  WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, OR SOLE. THE PARTIES HERETO ALSO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.

         (C) If any provision or provisions of this Section, or any portions thereof, should be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Section not held to be invalid or unenforceable.

         (D) If any action, suit, proceeding or claim is commenced, or if any claim, demand or assessment is asserted, by a Third Party in respect of which a Party is entitled to be indemnified under this Section 13 or any other agreement or instrument delivered pursuant or in connection with this Agreement, the Party against which the claim is asserted may defend against the action, suit, proceeding or claim and enter into any reasonable compromise or settlement. The Party against which the claim is asserted may thereafter collect from its indemnitor the reasonable costs and expenses related to such defense and compromise or settlement, if applicable, including without limitation, attorneys fees, together with the amount paid or owed to such third party pursuant the action, suit, proceeding, claim, demand, compromise or settlement.

14.      Closing.

         (A) Closing Date. The consummation of the purchase and sale under this Agreement (the "Closing") shall occur on or before thirty
                  (30) days after satisfaction or waiver of the conditions set forth in Sections 14(B)(4) and 14(C)(6) (the "Closing Date"), at the offices of MPLCO at 800 Bell Street, Houston, Texas, unless the Parties mutually agree to another location. Time shall be of the essence to this Agreement. Notwithstanding anything contained herein to the contrary, in the event that the conditions set forth in Sections 14(B)(4) and 14(C)(6) have been satisfied or waived by the Parties, but the conditions set forth in Sections 14(B)(5) and 14(C)(7) have not been satisfied or waived by the Parties, then (i) the Closing shall occur with respect to all Assets except for the interest in the Van Buren Terminal as set forth in Appendix 1;
                  (ii) the Closing with respect to such interests in the Van Buren Terminal shall be delayed until such time as the conditions set forth in Sections 14(B)(5) and 14(C)(7) have been satisfied or waived by the Parties; and (iii) the Purchase Price to be paid at the Closing for all of the Assets except the interests in the Van Buren Terminal will be reduced by $5,000,000 which is the portion of the Purchase Price allocated to the interests in the Van Buren Terminal as set forth in Exhibit A-4. In the event the Closing with respect to the interests in the Van Buren Terminal described in Appendix 1 is delayed, then (i) this Agreement shall remain in full force and effect with respect to the interests in the Van Buren Terminal unless terminated in accordance with the terms of this Agreement, (ii) the Closing of the sale of the interests in the Van Buren Terminal in accordance with this Agreement shall occur on or before thirty (30) days after satisfaction or waiver of the conditions set forth in Sections 14(B)(5) and 14(C)(7) as if such transfer had occurred on the Closing Date, and (iii) at the Closing of the sale of the interests in the Van Buren Terminal, BUYER will pay MPLCO or its affiliate $5,000,000 in addition to any other amounts due under Appendix 1 for the interest in the Van Buren Terminal. In the event that the conditions set forth in Sections 14(B)(4) and 14(C)(6) have not been satisfied or waived and the Closing has not occurred by June 30, 2005, then either Party may terminate this Agreement upon ten (10) days' written notice to the other Party. In the event that the conditions set forth in Sections 14(B)(5) and 14(C)(7) have not been satisfied or waived and the Closing of the transfer of the interests in the Van Buren Terminal has not occurred by June 30, 2005, then either Party may terminate this Agreement, including Appendix 1, to the extent the same is applicable to the interests in the Van Buren Terminal upon ten (10) days' written notice to the other Party. At the Closing, MPLCO and BUYER shall execute and/or deliver the following documents:

                  (1) a Bill of Sale in the form attached hereto as Exhibit F, covering the Facilities;

                  (2) a Blanket Assignment in the form attached hereto as Exhibit G covering all of the Easements;

                  (3) a Parent Company Guaranty in the form attached hereto as Exhibit S;

                  (4) a Non-Foreign (FIRPTA) Certification, in the form attached as Exhibit Q, executed by MPLCO;

                  (5) Incumbency certificates for all signatory officers of BUYER and MPLCO;

                  (6) Articles of Incorporation & Bylaws of BUYER and MPLCO, certified as true and correct by the corporate secretary or officer of similar authority;

                  (7) Certified Corporate Resolutions of BUYER and MPLCO authorizing all aspects of transactions contemplated herein;

                  (8) a fully executed Release in the form of Exhibit O;

                  (9) any other documents, instruments, and/or certificates reasonably requested by MPLCO or BUYER or otherwise contemplated by this Agreement;

                  (10) an Assignment and Assumption of Material Contracts in the form of Exhibit P;

                  (11) Environmental Baseline Condition of the Pipeline Assets as mutually agreed to by the Parties prior to Closing and attached hereto as Exhibit J;

                  (12) Interim Monitoring and Operations Control Center Agreement in the form set forth in Exhibit R;

                  (13) the Post-Closing Activities Letter Agreement in the form set forth in Exhibit T; and

                  (14) the Tariff Letter Agreement in the form set forth in
                  Exhibit V.

         The above listed closing documents shall be executed at Closing and made effective as of 12:01 a. m. on the date immediately following the day of Closing unless MPLCO and BUYER mutually agree to the contrary. BUYER shall deliver the balance of the Purchase Price to MPLCO's account by wire transfer of immediately available funds at Closing, without discount or deduction other than as expressly set forth in this Agreement and shown on a closing statement executed by both BUYER and MPLCO.

         (B) Obligations of BUYER to Close. The obligation of BUYER to consummate the purchase of the Assets on the Closing Date is subject to: (i) the satisfaction of the following conditions on or prior to the Closing Date, and/or
                  (ii) BUYER's written waiver of any such conditions as remain unsatisfied as of the Closing Date:

                  (1) Accuracy of Representations. All representations and warranties made by MPLCO in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

                  (2) No Default. MPLCO shall have complied in all material respects with each covenant and agreement to be performed by MPLCO under this Agreement by or on the Closing Date;

                  (3) Agreements. MPLCO shall have executed, or shall be prepared to execute or cause the execution of simultaneously with Closing, all documents and agreements provided for in this Agreement, including the documents and agreements listed in Section 14(A);

                  (4) Required Governmental Consents. All consents from Governmental Authorities shall have been obtained and shall be in full force and effect on the Closing Date, and shall not impose any material adverse condition on BUYER or its Affiliates, and all waiting periods under the Hart-Scott-Rodino Act shall have expired or have been properly terminated or any required consents in connection therewith shall have been obtained and such consents shall not impose any material adverse conditions on BUYER or its Affiliates;

                  (5) Required Van Buren Terminal Consents. MPLCO shall have obtained from Hess its consent to the transfer of MPLCO's interest in the Van Buren Terminal to BUYER and the resignation of EMOC as operator of the Van Buren Terminal and all documents required by the Parties and Hess have been executed in connection with such transfer and resignation, or Hess shall have waived the requirement for such consent. In addition, MPLCO shall have obtained from Sun its consent to the assignment to BUYER of the Sun Throughput Agreement, or Sun shall have waived the requirement for such consent;

                  (6) No Termination. BUYER shall not have terminated this Agreement under Section 12;

                  (7) No Order or Proceeding. No Order by any Government Authority, threat by any Government Authority which is evidenced in writing, or Proceeding which in all reasonable likelihood might prohibit or render illegal BUYER's consummation of the transactions contemplated hereby shall be in effect; and

                  (8) Related Purchase Agreements. The Parties or their respective Affiliates shall have satisfied all conditions for closing set forth in the Related Purchase Agreements on or prior to the Closing Date and/or the Parties or their respective Affiliates shall have agreed in writing to the waiver of any such conditions as may remain unsatisfied as of the Closing Date and the closings set forth in the Related Purchase Agreements have occurred or are occurring simultaneously with the Closing.

         (C) Obligation of MPLCO to Close. The obligation of MPLCO to consummate the sale of the Assets on the Closing Date shall be subject to: (i) the satisfaction of the following conditions on or prior to the Closing Date and/or (ii) MPLCO's written waiver of any such conditions as remain unsatisfied as of the Closing Date:

                  (1) Accuracy of Representations. All representations and warranties made by BUYER in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

                  (2) No Default. BUYER shall have complied in all material respects with each covenant and agreement to be performed by BUYER under this Agreement or by the BUYER and/or its Affiliates under the Related Purchase and Sale Agreements by or on the Closing Date;

                  (3) Agreements. BUYER shall have executed, or shall be prepared to execute simultaneously with Closing, all documents and agreements provided for in this Agreement to be signed by BUYER, including the documents and agreements listed in
                  Section 14(A).

                  (4) No Order or Proceeding. No Order by any Government Authority, threat by any Government Authority which is evidenced in writing, or Proceeding which in all reasonable likelihood might prohibit or render illegal BUYER's consummation of the transactions contemplated hereby shall be in effect;

                  (5) Related Purchase Agreements. The Parties or their respective Affiliates shall have satisfied all conditions for closing set forth in the Related Purchase Agreements on or prior to the Closing Date and/or the Parties or their respective Affiliates shall have agreed in writing to the waiver of any such conditions as may remain unsatisfied as of the Closing Date and the closings set forth in the Related Purchase Agreements have occurred or are occurring simultaneously with the Closing;

                  (6) Required Governmental Consents. All consents from Governmental Authorities shall have been obtained and shall not impose any material adverse condition on MPLCO or its Affiliates, and shall be in full force and effect on the Closing Date and all waiting periods under the Hart-Scott-Rodino Act shall have expired or have been properly terminated or any required consents in connection therewith shall have been obtained and such consents shall not impose any material adverse conditions on MPLCO or its Affiliates;

                  (7) Required Van Buren Terminal Consents. In addition, (i) MPLCO shall have obtained from Hess its consent to the transfer of MPLCO's interest in the Van Buren Terminal to BUYER and the resignation of EMOC as operator of the Van Buren Terminal and all documents required by the Parties and Hess have been executed in connection with such transfer and resignation, or (ii) Hess shall have waived the requirement for such consent;; and

                  (8) MPLCO Tariff Rates. The MPLCO Tariff Rates filed with FERC shall have become effective.

         (D) Filing of Tariff Rates. Following the Effective Date, MPLCO shall file the tariff rates set forth on Exhibit U with the Federal Regulatory Commission ("FERC") in accordance with 18 CFR Section 342.3 (the "MPLCO Tariff Rates").

         (E) Assignments of Easements. At Closing, MPLCO shall deliver to BUYER the Blanket Assignment described in Section 14(A)(2). In the event that it is necessary due to the requirements of Governmental Authorities for recording purposes to have separate assignments for each Easement, BUYER shall be responsible for the preparation and recordation, at its cost, of all such documentation. MPLCO agrees to execute any documentation necessary to assign the Easements to MPLCO so long as such documentation is in a form set forth in this Agreement or is otherwise consistent with the terms of this Agreement and so long as such documentation does not alter any rights or obligations of BUYER or MPLCO set forth in this Agreement.

15. Permits. It shall be BUYER's responsibility to obtain the issuance or transfer of all environmental and other operational permits; provided however, that MPLCO shall reasonably cooperate with BUYER's reasonable efforts to obtain the transfer of such permits.

16. Property Taxes. All ad valorem taxes and special assessments ("Property Taxes") and PURTA for the current year shall be apportioned between MPLCO and BUYER as of the Closing Date, based on MPLCO's best estimate of the current year's taxes based on the current assessed values or actual payments. Periods prior to the Closing Date shall be allocated to MPLCO, and periods subsequent to the Closing Date shall be allocated to BUYER. To the extent Property Taxes for the current year have not been paid by the Closing Date, MPLCO's allocated share of the Property Taxes for the current year shall be credited to BUYER at Closing and BUYER shall assume the responsibility to pay the Property Taxes and PURTA. In the event MPLCO has already paid the current year's Property Taxes, MPLCO shall be credited with BUYER's allocated share of the Property Taxes and PURTA for the current year. A post-Closing adjustment will be made to reflect accurately MPLCO's responsibility for that portion of Property Taxes attributable to the period prior to the Closing Date, and BUYER's responsibility for that portion of Property Taxes attributable to the period following the Closing Date. The post-closing adjustment will be made six (6) months following the Closing Date based upon information available to BUYER at that time. BUYER shall deliver to MPLCO reasonable documentation to support any post-Closing adjustment proposed by BUYER.

17. Other Taxes. As may be required by relevant taxing agencies, BUYER shall pay on the date of Closing all applicable state and local sales tax, use tax, business license tax, realty transfer tax, and any documentary stamp tax incurred in connection with the consummation of the transactions contemplated by this Agreement. BUYER's responsibility for any realty transfer taxes and return filings is directly with the state and/or local taxing jurisdictions. MPLCO and BUYER agree to work together and cooperate on all realty transfer tax matters, including the preparation of any required transfer tax returns and return filing extensions that may need to be filed after closing with the appropriate taxing jurisdictions. In addition, as set forth in Section 14(E), BUYER shall pay for any fees or charges necessary for the preparation and recordation of the documents required for the assignment of the Easements from MPLCO to BUYER.

18. Allocation of Carrier Obligations and Proceeds. The Facilities may contain petroleum products which is held for the account of shipper(s). It is understood that title to the contents of the Facilities will remain with the shipper(s) and that BUYER assumes the obligation to deliver such contents in accordance with MPLCO's existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement. Further, to the extent that petroleum products have been offered for shipment in the Facilities under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to MPLCO, BUYER shall receive those products for transportation in the normal course of business. Tariff charges for transportation during the month of sale shall be allocated between MPLCO and BUYER on the basis of the number of days that each party owns the Facilities during the month of sale, provided that payments of such charges shall be allocated and divided between MPLCO and BUYER only after receipt thereof, unless received prior to the date of Closing.

19. Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by registered mail, postage prepaid, as follows:

         If to BUYER, addressed to:
                          Buckeye Pipeline Transportation LLC
                          Attention: Stephen C. Muther, Esq.
                          5 Radnor Corporate Center
                          Suite 500
                          100 Matsonford Road
                          Radnor, Pennsylvania 19087


         If to MPLCO, addressed to:
                          Mobil Pipe Line Company
                          Attention:  Business Development Manager

                          P.O. Box 2220
                          Houston, Texas  77252-2220

         or to such other place as either party may designate as to itself by written notice to the other. All notices will be deemed given on the date of receipt at the appropriate address.

20. Default. If either Party or either Party's Affiliates (the "Non-Defaulting Party") terminates this Agreement because the other Party or the other Party's Affiliates (the "Defaulting Party") fails to perform any covenant, obligation or agreement contained in this Agreement or any Related Purchase Agreement, the Defaulting Party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) sustained or incurred by the Non-Defaulting Party in connection with this Agreement and the Related Purchase Agreements; provided, however, neither Party shall be liable to the other for punitive, indirect, consequential or special damages. A failure by any Party or its Affiliate to perform any covenant, obligation or agreement contained in a Related Purchase Agreement shall be deemed a failure to perform under this Agreement. The Parties agree that a Party would be irreparably injured if the other Party breaches any of its obligations under this Agreement. Accordingly, the non-breaching Party and its Affiliates who are party to a Related Purchase Agreement are entitled to an injunction and specific enforcement of this Agreement and the Related Purchase Agreements, in addition to any other remedy available at law or in equity. In addition, if BUYER fails to perform and this Agreement is terminated by MPLCO, MPLCO shall be free immediately to sell the Assets to any third party without any restriction under or by reason of this Agreement.

21. Governing Law and Venue. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions which if applied might require the application of the laws of another jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the courts of the State of Texas and the United States District Court located in Harris County Texas. Furthermore, each Party hereby waives any right or basis it may have to object to or claim a venue other than Harris County Texas.

22. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Except for any assignment of this Agreement to effectuate a like kind exchange in accordance with Section 31, this Agreement may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, either Party may assign this Agreement, in whole or in part, to an Affiliate or any entity into which it is merged or combined. Any assignment of this Agreement, by operation of law or otherwise, shall not relieve the assignor of any obligations hereunder. Any assignment made in violation of this Section 22 shall be void.

23. Entire Agreement; Amendments. This Agreement, including the attached Exhibits and the Appendix, and any other documents required to be delivered by the terms of this agreement, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. Exhibits A through V, as more specifically described herein or in the attached "Schedule of Exhibits", and Appendix 1 are incorporated herein for all purposes. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by all Parties to this Agreement. With respect to the Van Buren Terminal only, in the event that any terms or provisions contained in this Agreement are in conflict with the supplemental terms and provisions set forth in Appendix 1, the supplemental terms and provisions of Appendix 1 shall prevail.

24. Publicity. All notices to third parties and other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between BUYER and MPLCO; provided, however, no such notices or other publicity shall disclose the Purchase Price, except as required by law. No party shall act unilaterally in this regard without the prior written approval of the other, unless required by law.

25. Survival. The following provisions of this Agreement shall not survive the Closing: 2, 3, 12, and 14. Such provisions will be merged with and will be superseded by the documents executed at Closing. Notwithstanding the fact that the other provisions of this Agreement are not expressly included in the conveyance documents, all other provisions of this Agreement shall survive Closing and shall not be deemed merged therewith.

26. No Third Party Beneficiary. Except as otherwise set forth elsewhere in this Agreement, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or assign of a party hereto.

27. Joint Efforts. This Agreement was prepared with each of the Parties having access to their own legal counsel. Accordingly, the Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation or drafting.

28. Headings. The division of this Agreement into articles, sections, and subsections and the insertion of headings and table of contents, if any, are for convenience only and shall not be used in or affect the construction or interpretation of this Agreement.

29. Severability. If any term or provision or portions thereof is deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Agreement. Furthermore, it is the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid and enforceable while preserving the original intent of the affected term or provision or if that is not possible, by substituting therefor another provision that is valid and enforceable and achieves the same objective.

30. Further Assurances and Documents. Each Party shall promptly take such further actions, including the execution of further documents, as shall be reasonably required in order to carry out the intent and purposes of this Agreement or to protect the rights and remedies hereby created or intended to be created in favor of one or both Parties.

31. Tax-deferred Exchange. Notwithstanding the general prohibition against an assignment of all or any portion of this Agreement contained in
         Section 22 of this Agreement, BUYER hereby agrees that MPLCO may elect to structure the transaction contemplated herein as a tax-deferred exchange in accordance with Section 1031 of the Internal Revenue Code. In the event that MPLCO elects to effect a tax-deferred exchange, BUYER further agrees to reasonably assist and accommodate MPLCO by (1) consenting and agreeing to the assignment from MPLCO to a qualified intermediary of all of MPLCO's right, title and interest in and to this Agreement; and (2) agreeing to accept title to the Property in the form of a cash sale direct from MPLCO, and (3) agreeing to pay the full purchase price, adjusted for any closing credits due to BUYER hereunder, for the Property at the closing of the sale contemplated herein direct to the qualified intermediary. BUYER shall incur no additional costs, delays, expenses, or liabilities in this transaction as a result of or in connection with said tax-deferred exchange.

32. Parental Guaranty. At Closing, BUYER shall deliver a parent company guaranty from Buckeye Partners, LP in the form of Exhibit S.

33. Limitations of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT IN THE CASE OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY'S MANAGERIAL OR SUPERVISORY PERSONNEL, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO ANOTHER PARTY HERETO OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES (COLLECTIVELY REFERRED TO AS SPECIAL DAMAGES) INCURRED BY SUCH PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor individuals or entities that are not Parties to this Agreement.

34. Employee Offers and Related Matters. Upon execution of this Agreement by both Parties, MPLCO will provide to BUYER Schedule 1 to Exhibit H. In accordance with the timing set forth in a schedule to be mutually agreed to by the Parties after the Effective Date, BUYER will have the right to interview and offer employment to any of MPLCO' or its Affiliates' Eligible Employees assigned to the Pipeline Assets or the EMOC Terminals, but shall not be obligated to do so. BUYER agrees to comply with the terms and conditions set forth in Exhibit H with respect to any Acquired Employees. As between BUYER and MPLCO and its Affiliates, the Parties agree that Exhibit H shall govern employment matters related to Acquired Employees. Notwithstanding anything contained in this agreement to the contrary, any Affiliate of MPLCO who employs an Eligible Employee, including without limitation, EMPCo, shall be a third party beneficiary of the terms and provisions of this Section 34 and of those set forth in Exhibit H and all such terms and provisions shall specifically inure to the benefit of any such Affiliate of MPLCO.

35.      Post-Closing Covenants.

         (A) Pipeline Integrity Work. The Parties have agreed on certain matters concerning pipeline integrity work to be performed by BUYER on the Paulsboro System following Closing. The agreements are more specifically described in the Post-Closing Activities Letter Agreement.

         (B) Delaware River Crossing. The Parties have agreed on certain matters relating to the construction of a new pipeline crossing of the Delaware River to be constructed by MPLCO and transferred to BUYER following Closing. The agreements are more specifically described in the Post-Closing Activities Letter Agreement.

         (C) Department of Transportation Order. The Parties have agreed on certain matters related to compliance with a Consent Order issued by the Department of Transportation in connection with the Facilities. The agreements are more specifically described in the Post-Closing Activities Letter Agreement.

         (D) Tariff Rates. The Parties and/or their Affiliates have agreed on certain matters concerning pipeline tariff rates to be charged on the Storage Line, the North Line and the West Line following Closing. The agreements are specifically described in the Tariff Letter Agreement.

36. Inventory. At a time mutually agreed upon by the Parties prior to or at the Closing Date, MPLCO shall conduct an inventory of all refined products related to the Assets in accordance with MPLCO's measurement and close-out procedures.

37. Commercially Reasonable Efforts; Time of Essence. Except as otherwise specifically provided herein, BUYER and MPLCO shall each use commercially reasonable efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical.

Executed on behalf of the Parties hereto on the dates set forth below the respective signature lines but effective as of the date first set forth herein above.

MPLCO:                                 BUYER:

Mobil Pipe Line Company                Buckeye Pipe Line Transportation LLC

By:         /s/ John Y. DuPre          By:      /s/ Stephen C. Muther
       --------------------------              ------------------------------
Name: John Y. DuPre                    Name:          Stephen C. Muther
       --------------------------              ------------------------------
Title:  Vice President                 Title:  Sr. V.P. and General Counsel
       --------------------------              ------------------------------
Date:       January 21, 2005           Date:          January 21, 2005
       --------------------------              ------------------------------

SIGNATURE PAGE TO THAT CERTAIN PURCHASE AND SALE AGREEMENT BY AND BETWEEN MOBIL PIPE LINE COMPANY AND BUCKEYE PIPE LINE TRANSPORTATION LLC, AS OF THE DATE FIRST SET FORTH ABOVE.

                                   APPENDIX I

              SUPPLEMENTAL TERMS AND CONDITIONS FOR SALE OF MPLCO'S
                       INTERESTS IN THE VAN BUREN TERMINAL

                                    ARTICLE I

                                   DEFINITIONS

The following terms shall have the meanings set forth below for all purposes of this Appendix:

1.1   "Assumed Environmental Liabilities" has the meaning specified in Section
      7.4.

1.2 "Affiliate" has the meaning specified in the Pipeline Purchase and Sale Agreement.

1.3 "Authorized Representative" means any employee, agent, representative, consultant, contractor, or subcontractor.

1.4   "Baseline Condition" has the meaning specified in Section 7.2.

1.5   "Books and Records" has the meaning specified in Section 2.1(e).

1.6   "Bottoms" has the meaning specified in Section 2.4(a).

1.7   "BS&W" means bottom sediment and water.

1.8 "Buyer" means Buckeye Pipe Line Transportation LLC, a Delaware limited liability company or its permitted assignee.

1.9   "Casualty" has the meaning specified in Section 14.1(a).

1.10 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.).

1.11  "Closing" has the meaning specified in Section 4.1.

1.12 "Closing Date" has the meaning specified in the Pipeline Purchase and Sale Agreement.

1.13  "Condemnation" has the meaning specified in Section 14.1(b).

1.14 "Damages" means any and all obligations, liabilities, damages (including, without limitation, physical damage to real or personal property or natural resources), fines, liens, penalties, deficiencies, losses, judgments, settlements, personal injuries (including, without limitation, injuries or death arising from exposure to Regulated Substances), costs and expenses (including, without limitation, accountants' fees, attorneys' fees, fees of engineers, health, safety, environmental and other outside consultants and investigators, and reasonable court costs, appellate costs, and bonding fees), whether based in tort, contract or any local, state or federal law, common law, statute, ordinance or regulation, whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, choate or inchoate or otherwise.

1.15 "Effective Date" means the date the Pipeline Purchase and Sale Agreement is effective.

1.16  "EMOC" means ExxonMobil Oil Corporation.

1.17 "Environmental Condition" means the existence of Regulated Substances in or on the soil, surface water, or groundwater at, on or under the Terminal, or migrating from the Terminal to a contiguous property or properties to the extent the levels of any such Regulated Substances exceed naturally occurring background levels in such areas.

1.18 "Environmental Documents" means those documents that are in Seller's possession and that are (1) to the best of Seller's Knowledge, material with respect to Environmental Conditions at the Terminal and (2) listed on
      Schedule 7.2.

1.19 "Environmental Law" or "Environmental Laws" means any and all applicable common law, statutes and regulations, of the State of New York and local and county areas concerning the environment, preservation or reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling), Release or threatened Release of

      Regulated Substances, including without limitation, CERCLA, the Hazardous Material Transportation Authorization Act of 1994 (49 U.S.C. Section 5101 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.) (including the Resource Conservation and Recovery Act of 1976, as amended), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C.
      Section 300(f) et seq.), the Emergency Planning and Right-To-Know Act of 1986 (42 U.S.C. Section 11101 et seq.), the Endangered Species Act of 1973 (16 U.S.C. Section 1531 et seq.), the Lead-Based Paint Exposure Reduction Act (15 U.S.C. Section 2681 et seq.), and the National Environmental Policy Act of 1969 (42 U.S.C. Section 4321 et seq.), and all State of New York, county and local laws of a similar nature to federal law, and the rules and regulations promulgated thereunder, each as amended and, unless otherwise provided in this Appendix, in effect as of the Closing Date.

1.20 "Environmental Liabilities" means any Damages or Proceedings (whether incurred, existing or first occurring on, before or after the Closing
      Date) relating to or arising out of ownership or operation of the Terminal (whether on, before or after the Closing Date) pursuant to any applicable Environmental Laws as in effect at any time, including without limitation:
      (i) any Third Party Environmental Claim; (ii) any Governmental Environmental Enforcement Action; (iii) any Remediation Activities; or
      (iv) any liability for an Environmental Condition arising under the terms of the Terminal Operating Agreement.

1.21 "Environmental Permits" shall mean those permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law that are in the name of Seller, related solely to the Terminal, and shown on Exhibit R.

1.22  "Feasibility Study Period" has the meaning specified in Section 7.1.

1.23 "Governmental Authority" or "Governmental Authorities" means any federal, state or local governmental authority, administrative agency, regulatory body, board, commission, judicial body or other body having jurisdiction over the matter.

1.24 "Governmental Environmental Enforcement Action" means any order, settlement agreement, consent decree, directive, notice of violation, notice of enforcement, letter of notice, notice of noncompliance, corrective action, or similar type of legal requirement or instrument that is issued by, entered into with, or otherwise required by a Governmental Authority with respect to an actual or alleged noncompliance under applicable Environmental Laws.

1.25  "Hess" means the Amerada Hess Corporation.

1.26  "Improvements" has the meaning specified in Section 2.1(b).

1.27  "Interim Period Event" has the meaning specified in Section 7.2.1.

1.28  "Indemnitee" has the meaning specified in Section 9.5(a).

1.29  "Indemnitor" has the meaning specified in Section 9.5(a).

1.30  "Linefill" has the meaning specified in Section 2.4(a).

1.31 "Material Contracts" means all material contracts to which Seller or one of its Affiliates is a party relating solely to the Terminal, which contracts are described in Exhibit E. The term "Material Contracts" does not include any Revenue Generating Contracts.

1.32 "Off-Site" means those areas contiguous to the Real Property to be conveyed under this Appendix and not considered On-Site.

1.33 "Off-Site Disposal Activities" means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Regulated Substance; provided however, that the term "Off-Site Disposal Activities" shall not include
      (i) the Off-Site portion of an Environmental Condition that has migrated from the Terminal, (ii) Environmental Conditions on

      Off-Site contiguous property under terminal dock lines and dock facilities at the Terminal, if any, and (iii) Environmental Conditions of waterways extending beyond the Terminal's shoreline, if any.

1.34 "Off-Site Remediation Activities" means any Remediation Activities with respect to the Terminal that relate to Off-Site Disposal Activities.

1.35  "On-Site" means any of the Real Property to be conveyed under this Article
      2.

1.36 "Order" means any current judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter and still in effect as of the Closing Date.

1.37  "Permits" has the meaning specified in Section 2.1(g).

1.38  "Permitted Title Exceptions" has the meaning specified in Section 5.4.

1.39  "Personal Property" has the meaning specified in Section 2.1(d).

1.40 "Pipeline Purchase and Sale Agreement" means the Purchase and Sale Agreement - Pipeline System between Buyer and Seller dated January 21, 2005 to which this Appendix I is attached.

1.41 "Proceedings" means any actions, causes of action, written demands, written claims, suits, investigations, and any appeals therefrom.

1.42  "Products" has the meaning specified in Section 2.4(a).

1.43  "Real Property" has the meaning specified in Section 2.1(a).

1.44 "Reasonable Written Notification" means written notice provided within thirty (30) days of any notice of an alleged claim being received from a third party in writing by the party seeking indemnity, but in any event prior to the date any formal response to such claim is required. Such written notice shall describe in reasonable detail the nature of the Damages and Proceedings for which indemnification and defense is sought. Notice of any Third Party Environmental Claim or Governmental Environmental Enforcement Action shall include, at a minimum, a copy of the notice received from the Third Party or the Governmental

      Authority, respectively. Furthermore, if a Party receives notice from a Governmental Authority relating to a matter that may ultimately lead to a settlement agreement, consent decree, or supplemental environmental project, then Reasonable Written Notification shall be provided on the basis of such first notice, and not delayed until receipt of the ultimate settlement agreement, consent decree or supplemental environmental project.

1.45 "Regulated Substance" means any (a) chemical, substance, material, or waste that is designated, classified, or regulated as "industrial waste," "hazardous waste," "hazardous material," "hazardous substance," "toxic substance," or words of similar import, under any applicable Environmental Law; (b) petroleum, petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and components, fractions, derivatives, or by-products thereof; (c) asbestos or asbestos-containing material (regardless of whether in a friable or non-friable condition), or polychlorinated biphenyls; and (d) substance that, whether by its nature or its use, is subject to regulation under any applicable Environmental Law in effect at that time or for which a Governmental Authority requires Remediation Activities with respect to the Terminal.

1.46 "Release" shall have the meaning specified in CERCLA; provided, however, that, to the extent the Environmental Laws in effect at any time after the Closing Date establish a meaning for "Release" that is broader than that specified in CERCLA, such broader meaning shall apply to any "Release" occurring after Closing.

1.47 "Remediation Activities" means any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, bioremediation, response, cleanup or abatement, whether On-Site or Off-Site, of an Environmental Condition to standards required by applicable Environmental Laws in effect at such time or as required by an appropriate Governmental Authority for property used for continued bulk petroleum storage and distribution.

1.48 "Retained Environmental Liabilities" has the meaning specified in Section 7.3.

1.49 "Revenue Generating Contracts" means all contracts to which Seller or one of its Affiliates is a party relating to the Terminal and pursuant to which Seller generates income or revenue from a third party, including, without limitation, terminaling or throughput agreements and exchange agreements, more particularly described in Exhibit T.

1.50  "Seller" means Mobil Pipe Line Company, a Delaware corporation.

1.51 "Seller's Knowledge" means the knowledge of Seller's current supervisory employees who, in the normal scope of their employment would have knowledge of the matter.

1.52  "Sunset Date" has the meaning specified in Section 7.7(b).

1.53  "Survey" means an ALTA land title survey.

1.54 "Taxes" means all taxes and similar governmental charges, imposts, levies, fees and assessments, however denominated, including interest, penalties or additions to any such tax that may become payable with respect thereto, whether disputed or not.

1.55  "Terminal" has the meaning specified in Section 2.1.

1.56  "Terminal Inventory" has the meaning specified in Section 2.4(a).

1.57 "Terminal Operating Agreement" means the Terminal Operating Agreement for the Terminal among Mobil Oil Corporation, Hess and Seller dated November ___, 1997.

1.58  "Third Party" means any individual or legal business entity other than:
      (i) a Party; (ii) a Party's Affiliates; (iii) a Party's Authorized Representatives; (iv) employees, officers, directors, agents and representatives and all successors of a Party and its Affiliates; and, (v) a Party's permitted assigns.

1.59 "Third Party Environmental Claim" means a Proceeding by any Third Party (except Hess prior top the Sunset Date) alleging Damages relating to or arising out of exposure to, or Off-Site migration of, a Regulated Substance (including, without limitation, Damages for Proceedings arising under applicable Environmental Laws in connection with an Environmental Condition and Damages for Remediation Activities undertaken by a Third Party at its property). Notwithstanding anything to the contrary in this Appendix, to the extent that Remediation Activities are required by Governmental Entities as a result of a Third Party Environmental Claim, such Remediation Activities shall be governed by the provisions under this Appendix dealing with Remediation Activities.

1.60  "Title Commitment" has the meaning specified in Section 11.1.

1.61 "Title Company" means First American Title Insurance Company or any other nationally recognized title insurance company selected by Buyer and reasonably approved by Seller.

1.62 "Title Cure Period" has the meaning specified in Section 11.3.

1.63 "Title Objections" means any liens, encumbrances, claims or exceptions that, in Buyer's reasonable judgement are unacceptable.

                                   ARTICLE II

                                    TERMINALS

      2.1 TERMINAL. On the terms and subject to the conditions of this Appendix, at the Closing, Buyer shall purchase and receive from Seller, and Seller shall sell, convey and deliver to Buyer, free and clear of any and all liens (including, but not limited to, federal, state and local tax liens), pledges and other encumbrances except for Permitted Title Exceptions, all of Seller's right, title and interest in and to the following, which taken together shall constitute the "Terminal":

            (a) Seller's 50% undivided interest as tenant in common in the real property described in Exhibit A (the "Real Property");

            (b) The improvements located on the Real Property, including, but not limited to, above-ground and underground piping, buildings, underground and above-ground storage tanks, generic additive system, fixtures, facilities and appurtenances, and any of Seller's equipment at the Real Property that Buyer will require to conduct Remediation Activities after Closing, including but not limited to monitoring wells, all as described on Exhibit B (the "Improvements"), but excluding the improvements described in Section 2.2 and in Exhibits C and G;

            (c) All transferable appurtenances, rights, privileges, easements, and licenses benefiting or pertaining to the Real Property;

            (d) All supplies, spare parts, tools, drawings, plats, files, equipment, furniture, and other property used solely in connection with the Terminal, including: (i) any of Seller's equipment that Seller has used to conduct Remediation Activities at the Terminal prior to Closing, including but not limited to monitoring wells, and (ii) those items listed on Exhibit C (the "Personal Property");

            (e) The historical books and records relating to the Terminal's operations that are specified in Exhibit D (the "Books and Records"), including, but not limited to, manuals, and any documents on Exhibit D that are stored or maintained in electronic storage format, such as computer disks or tapes;

            (f) All Material Contracts (and all of Seller's rights and obligations thereunder) in accordance with Section 2.5 to the extent such contracts are assignable, to the extent assigned and assumed under the Assignment and Assumption of Permits and Contracts to be executed by the Parties at Closing (the form of which is attached as Exhibit N); and

            (g) The Environmental Permits and all other permits, licenses, registrations, certificates, consents, orders, notices, approvals or similar rights from any Government Authority that are necessary to the operation or ownership of the Terminal, as described on Exhibit F (the "Permits"), to the extent any of the above are assignable or transferable as indicated on Exhibit F.

      2.2 EXCLUSIONS. The transactions covered by this Appendix consist only of the sale of assets, and not the sale of a business. The Terminal excludes the following assets:

            (a) Intercompany accounts and contracts of Seller or its Affiliates;

            (b) Cash or bank accounts of Seller or its Affiliates;

            (c) Defenses and claims that Seller or its Affiliates could assert against third parties (except to the extent that such defenses and claims relate to liabilities that Buyer is assuming);

            (d) Accounts and notes receivable;

            (e) Accounts payable;

            (f) Trademarks, service marks, logos, insignia, imprints, brand identifications, advertising and trade names of Seller or its Affiliates;

            (g) The items listed on Exhibit C;

            (h) The improvements, equipment or goods located at the Terminal that are not owned by Seller, which are listed on Exhibit G;

                  (i) Any insurance coverage under any insurance policies that relate to the Terminal, or any part of the Terminal, and any rights under such insurance policies, whether such policies benefit Seller, or any Affiliate of Seller, or any other person or entity, and whether such insurance policies are underwritten by one or more of Seller's Affiliates, or an unaffiliated third party. Any and all such policies that, but for the Closing, would have insured the Terminal, or any part of the Terminal, are deemed to be terminated, commuted and cancelled as of the moment of Closing;

            (j) Any books and records other than those listed on Exhibit D;

            (k) Anything else that is stated in this Appendix as remaining the property or responsibility of Seller, its Affiliates or any third party;

            (l) Any other property that is owned by Seller or its Affiliates and not used in connection with the Terminal;

            (m) Seller's liabilities, if any, under the litigation described on
Schedule 5.5; and

            (n) Any labor, employment, or collective bargaining agreements between Seller and its employees, or between an Affiliate of Seller and such Affiliate's employees, or any employee benefit plans of Seller or its Affiliates.

      2.3 DISCLAIMER. Buyer acknowledges that it has examined the Terminal, independently and personally. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE TERMINAL SHALL BE SOLD BY SELLER AND ACCEPTED BY BUYER "AS IS, WHERE IS," WITH ALL FAULTS KNOWN AND UNKNOWN, WITH NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT OR RELATED TO BUYER'S INTENDED OR ACTUAL USE OF THE TERMINAL AFTER CLOSING. IN ADDITION, AND NOT BY WAY OF LIMITATION, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, ACCURACY OR COMPLETENESS OF ANY OPERATING MANUALS COVEYED AS PART OF THE TERMINAL'S BOOKS AND RECORDS. BUYER'S SUBSEQUENT USE OF SUCH MANUALS WILL BE AT BUYER'S OWN RISK AND BUYER RELEASES SELLER FROM ANY LOSS, LIABILITY, OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO BUYER'S USE OF SUCH MANUALS. Within ninety (90) days after Closing, Buyer shall convert the Terminal's OPA 90 Plan, Marine Operator Manual, and SPCC Plan to its company name, and shall make any operational changes to such plans as Buyer in its discretion deems necessary or desirable. Seller will not be responsible for cleaning tanks or removing tank bottoms, including water, sludge, and sediment for tanks that are in service or idle as of the Closing Date, or prior to or after the Closing Date. At Closing, Seller shall execute a bill of sale in favor of Buyer, in substantially the form set forth on Exhibit I conveying Seller's interest in any improvements, fixtures, equipment and personal property included in the Terminal, which bills of sale shall contain special warranties of title and the "AS IS, WHERE IS" provision contained in this Section 2.3.

      2.4 INVENTORIES.

            (a) Seller shall close or cause to be closed the Terminal to all receipts and deliveries of product at 12:00 midnight on the Closing Date. Beginning at 12:01 a.m. on the Closing Date, the Parties, or their Authorized Representatives, shall identify, calculate or measure for the Terminal all contents located (i) in above-ground Terminal storage tanks, and (ii) in the Terminal linefill, all of which contents are hereinafter called the "Terminal Inventory." The calculation of the Terminal Inventory shall be recorded using the following categories of items: (A) all volumes of BS&W as measured by hand gauge lines; (B) as measured by hand gauge lines, all volumes of petroleum products in above-ground storage tanks minus those products calculated as Bottoms in accordance with subsection 2.4(a)(C) ("Products"); (C) as determined by minimum tank operating levels established by the Terminal using certified tank strapping charts, all volumes of products below one of the following two points, whichever is physically higher ("Bottoms"): (i) that point where loading rack or critical transfer pumps lose suction, OR (ii) if so equipped, that point of the tank where the support legs, at low setting, of an internal floating pan are just clear of striking the tank bottom; (D) all volumes of products in pipelines and other piping at the Terminal ("Linefill"); and (E) all volumes of generic additives. The volumes of petroleum products measured shall be adjusted to 60 degrees Fahrenheit and, as indicated by the separate measurement of BS&W, shall exclude any water. Buyer, or Buyer's Authorized Representatives, shall have the right to observe and agree to the identification, calculation and measurement of the Terminal Inventory at the Terminal.

            (b) At Closing, EMOC shall transfer or cause to be transferred custody of the Products and Bottoms for the Terminal to Buyer or to Hess, as the operator of the Terminal in event EOC has executed a throughput agreement with Hess for the Terminal and shall transfer title to and custody of the Terminal's BS&W, Linefill and generic additive to Buyer.

            (c) At Closing, title to all Products and Bottoms for the Terminal shall remain with EMOC, its Affiliates or a Third Party or Parties identified by Seller.

            (d) At Closing, EMOC shall apportion the Product and Bottoms at the Terminal among EMOC, its Affiliates and Hess, as the operator of the Terminal. The amounts of Products and Bottoms for the Terminal apportioned to EMOC shall be carried by EMOC as its opening balance of Products under the throughput agreements (for EMOC's Products) for the Terminal, dated as of the Closing Date, to be executed between Buyer and EMOC, and between Hess and EMOC. EMOC shall indemnify, discharge and hold Buyer harmless from any claim by any person (other than Hess) that such person has title to any Product at the Terminal as of the Closing.

            (e) At Closing, in addition to the Purchase Price, Buyer shall purchase from EMOC with respect to the Terminal:

                  (i) the Linefill for a price based on the monthly average (for the calendar month preceding the month of the Closing Date, excluding weekends and holidays) as reported in Platts Oilgram Price Report for Platt's New York Harbor Spot Barge Mid for the applicable product grade, plus the value related to the following items:

                        - Buckeye Pipe Line tariff from Linden, NJ origin to terminal destination;

                        -     Line loss allowance of 4.62 cents per barrel; and

                        -     New York State Spill Tax,

                        and EMOC shall transfer or cause to be transferred custody thereof and title thereto to Buyer.

                  (ii) all volumes of generic additive owned by Seller as of the Closing for a price of $4.80 per gallon and Seller shall transfer or cause to be transferred custody thereof and title thereto to Buyer.

Within two business days after Closing, Seller shall invoice Buyer for the Linefill and generic additive as determined by the pricing formula set forth in this Section 2.4(e). Buyer shall pay such invoice within ten (10) business days after receiving such invoice.

            (f) At Closing, title to any party's proprietary additives, if any, shall remain with such party, although custody thereof will transfer to Buyer at Closing.

      2.5 TERMINAL OPERATING AGREEMENT. In accordance with the Assignment and Assumption of Permits and Contracts, Buyer shall (i) assume all obligations and liabilities of Seller, as "Owner" under and as defined in the Terminal Operating Agreement, whether arising before or after the Closing, (ii) assume all obligations and liabilities of EMOC, as "Operator" under and as defined in the Terminal Operating Agreement arising prior to the Closing, and (iii) release Seller and EMOC from all obligations and liabilities assumed by Buyer under clause (i) and (ii) above, except to the extent Seller has agreed to remain liable for such obligations and liabilities under the terms of Article 7 of this Appendix.

                                   ARTICLE III

                                 PURCHASE PRICE

      3.1 PURCHASE PRICE. The total monetary consideration to be paid by Buyer to Seller for the Terminal is included in the Pipeline Purchase and Sale Agreement, plus all taxes and fees applicable to bulk sales of petroleum products.

                                   ARTICLE IV

                                   THE CLOSING

      4.1 TIME AND PLACE. Subject to any extensions of the Closing Date under
Section 11.3, to satisfaction of the conditions set forth in Article VIII and the provisions of Section 14(a) of the Pipeline Purchase and Sale Agreement, the closing of the transaction contemplated hereby (the "Closing") shall be held at the Closing Date.

      4.2 SELLER'S DELIVERIES. At the Closing, Seller shall deliver to Buyer the following:

            (a) Special Warranty Deed, or other documents of title as may be required under applicable law, for Seller's interest in the Real Property for the Terminal, in the form attached as Exhibit H, executed and acknowledged by Seller;

            (b) Bill of Sale for Seller's interest in the Improvements and the Personal Property for the Terminal, in the form attached as Exhibit I, executed by Seller;

            (c) Possession of Seller's interest in the Terminal;

            (d) Counterparts executed by Seller of those agreements required by the provisions of Section 4.4;

            (e) Certified copies of appropriate corporate action by Seller authorizing the transactions contemplated by this Appendix and authorizing the person(s) executing the documents listed in this Section 4.2 and Section 4.4 to enter into this Appendix and such other documents on behalf of Seller;

            (f) A copy of the executed Indemnity Letter to the Title Company, in the form attached as Exhibit J, if Seller elects under Section 5.4 to deliver such letter to the Title Company;

            (g) Such affidavits and certificates as the Title Company may reasonably require, including certificates necessary to delete standard title insurance exceptions and to protect Buyer against claims that may give rise to any mechanic's, materialman's or other liens against the Real Property related to Seller;

            (h) A certificate or affidavit certifying that the representations and warranties made by Seller in this Appendix are true and correct in all material respects as of the Closing Date;

            (i) A fully executed Release Agreement for the Terminal in the form of Exhibit S;

            (j) All consents or waivers received by Seller from Third Parties;
and

            (k) Such other instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer to and assign to Buyer all of Seller's right, title and interest in and to the Terminal in accordance with Section 2.1.

      4.3 BUYER'S DELIVERIES. At the Closing, Buyer shall deliver to Seller, or effect the delivery to Seller of, the following:

            (a) Counterparts executed by Buyer of all those agreements required by the provisions of Section 4.4;

            (b) Certified copies of appropriate corporate action by Buyer authorizing the transactions contemplated by this Appendix and authorizing the person(s) executing the documents listed in this Section 4.3 and Section 4.4 to enter into this Appendix and such other documents on behalf of Buyer;

            (c) A certificate or affidavit certifying that the representations and warranties made by Buyer in this Appendix are true and correct in all material respects as of the Closing Date;

            (d) A fully executed Release Agreement for the Terminal in the form of Exhibit S; and

            (e) Such other instruments and documents, in form reasonably satisfactory to Seller and its counsel, as shall be necessary and effective to transfer to and assign to Buyer all of Seller's right, title and interest in and to the Terminal in accordance with Section 2.

      4.4 AGREEMENTS. The following agreements shall be entered into between Seller and Buyer on the Closing Date:

            (a) Assignment and Assumption of Permits (Including Environmental Permits) and Contracts for the Terminal in the form of Exhibit N; and

            (b) Joint Letter Transferring Responsibility for Remediation Activities for the Terminal in the form of Exhibit Q.

      4.5 EFFECTIVENESS OF AGREEMENTS. No agreement described in Section 4.4 shall be effective prior to Closing.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      5.1 INTENTIONALLY OMITTED.

      5.2 INTENTIONALLY OMITTED.

      5.3 INTENTIONALLY OMITTED.

      5.4 TITLE TO PROPERTIES. Except as specified in Schedule 5.4, Seller has, and on the Closing Date will have, good, marketable and indefeasible title to Seller's 50% interest in the Terminal. At Closing, Seller will convey its interest in the Terminal to Buyer free and clear of all mortgages, liens (including federal, state and local tax liens), claims, judgments, assessments, charges, pledges, security interests and other encumbrances, subject only to the following items (collectively, the "Permitted Title Exceptions"):

            (a) Those matters specified in Schedule 5.4;

            (b) Any tax, materialmen's and/or mechanic's lien against which Seller elects to indemnify the Title Company by delivering to Title Company an Indemnity Letter in the form of Exhibit J at Closing;

            (c) Such other matters as do not interfere in any material respect with the ownership, use, occupancy or operations of Buyer upon the Real Property as used in the normal course on the Closing Date; and

            (d)   Any other matters approved in writing by Buyer.

      5.5 LITIGATION. Except as set forth in Schedule 5.5, (i) there is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to Seller's Knowledge, threatened against Seller related to the Terminal, and (ii) there are no facts or events which could give rise to a claim against Seller by Hess related to the Terminal. Except as set forth in Schedule 5.5, there is no Order in effect relating specifically to the Terminal.

       5.6 CONDEMNATION AND ZONING. There is no condemnation or eminent domain proceeding pending or, to Seller's Knowledge, threatened against the Terminal by publication or other writing, nor is there any Proceeding pending or, to Seller's Knowledge, threatened by publication or other writing, which could materially adversely affect the zoning classification of the Terminal in effect as of the date hereof.

       5.7 PERMITS. Exhibits F and R list all material Permits and Environmental Permits in effect with respect to the Terminal on the date of the Pipeline Purchase and Sale Agreement. Except as disclosed on Exhibits F and R, to Seller's Knowledge, neither Seller nor its Affiliates has received any notice of any claim or default relating to the Permits or Environmental Permits. To Seller's Knowledge, all material Permits and Environmental Permits are valid and in full force and effect and the permit holder is in compliance in all material respects therewith.

       5.8 CONDITION OF TERMINAL. Seller has continued to or has continued to cause its Affiliates to maintain and operate the Terminal in the ordinary course of its business, and will continue to do so until Closing.

       5.9 MATERIAL CONTRACTS. Seller has delivered to Buyer true and correct copies of all Material Contracts. The Material Contracts have not been modified except as provided in amendments delivered to Buyer. Neither Seller nor, to Seller's Knowledge, any other party to the Material Contracts, is in breach or default thereunder. Except as disclosed in Exhibit E, under the terms of the Material Contracts, the Material Contracts may be assigned to and assumed by Buyer without penalty or expense.

       5.10 COMPLIANCE WITH LAWS. Except (a) to the extent, if any, disclosed on
Schedule 5.10 or in the Environmental Documents, (b) as to any matter with respect to which Seller has agreed to be responsible for or indemnify Buyer in
Article VII, and (c) as to any matter relating to, arising out of, or resulting in Remediation Activities at the Terminal, to Seller's Knowledge, Seller's ownership, use and operation of the Terminal as of the Closing Date will be in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders (including but not limited to, all applicable Environmental Laws) in effect and requiring compliance as of the Closing Date and Seller has not received notice from any Government Authority asserting any act of non-compliance.

      5.11 CONSENTS. Except as set forth on Schedule 5.11, no consent or approval from or filing with any Third Party is required in connection with the execution and performance by Seller of the transactions contemplated hereby, and there are no options or other preferential purchase rights held by any person or entity not a party hereto to purchase or acquire any interest in the Terminal.

      5.12 TAXES. Seller has paid prior to the Closing Date all Taxes due and payable on or before the Closing Date assessed against the Terminal or Terminal Inventory for all taxable years or taxable periods prior to the Closing Date (including portions of taxable years or periods with respect to which Taxes are due and payable on or before the Closing Date).

                                   ARTICLE VI

                              INTENTIONALLY OMITTED

                                   ARTICLE VII

                                  ENVIRONMENTAL

      7.1 FEASIBILITY STUDY PERIOD. Prior to the date of the Pipeline Purchase and Sale Agreement Seller has made available to Buyer and its Authorized Representatives the Environmental Documents, Orders, and Environmental Permits. Seller has provided Buyer with timely, reasonable access to Seller's Authorized Representatives with knowledge of any relevant facts relating to the Environmental Documents, the Environmental Conditions, or the Remediation Activities. Seller has provided Buyer and its Authorized Representatives access to the Real Property prior to the signing of this document to inspect and to survey the Real Property and conduct Buyer's due diligence investigations of the Terminal ("Feasibility Study Period"). Seller has provided Buyer and its Authorized Representatives reasonable access during normal business hours to the Terminal to conduct such activities during the Feasibility Study Period, subject to Seller's policies and regulations regarding safety and security.

      7.2 ENVIRONMENTAL DOCUMENTS. In order to establish the environmental status of the Terminal, Seller, Buyer and its Authorized Representatives have reviewed or acknowledged the existence of the Environmental Documents, which include the results of all tests conducted by Buyer and its Authorized Representatives under Section 7.1, if any. Seller and Buyer have agreed that
Schedule 7.2 includes or references all material information, known to exist by either Party, related to, affecting or concerning the Environmental Condition or status of the Terminal as of the Closing Date and that such information shall constitute the "Baseline Condition" of the Terminal. Seller shall not be responsible for any Environmental Condition whether or not identified as part of the Baseline Condition.

      7.2.1 INTERIM PERIOD EVENT. If on or after the Effective Date and before the Closing, a new Release occurs which creates an Environmental Condition (an "Interim Period Event") such that (i) the levels of any Regulated Substance in or on the soil, surface water, or groundwater at, on or under any of the Terminals, or migrating from any of the Terminals to a contiguous property or properties are increased to levels which exceed those permitted by any applicable Governmental Authority to exist without Remediation Activity being required and/or (ii) for any areas at any Terminal where Remediation Activities are either being performed or are planned to be performed, the levels of any Regulated Substance in or on the soil, surface water, or groundwater at, on or under any of the Terminals, or migrating from any of the Terminals to a contiguous property or properties are increased to levels which materially increases the cost of further Remediation Activities, the Parties agree to meet to discuss a reduction to the amount to be paid for Seller's interest in the Terminal as set forth in the Pipeline Purchase and Sale Agreement based on the estimated costs associated with the Interim Period Event. Each Party agrees to provide to the other a good faith estimate of such costs. If the Parties, in the exercise of their sole discretion, cannot agree on such a reduction that is mutually acceptable to both Parties on or before the date sixty (60) days after the date of the Interim Period Event, each Party shall have the right, in its sole discretion, to terminate this Agreement upon written notice to the other Party, without penalty. In the event that an Interim Period Event occurs and the Parties agree to proceed to Closing, the Closing Date may be extended for a period up to the date sixty (60) days after the Interim Period Event. Any Release caused by the activities of or on behalf of Buyer prior to the Closing Date shall not be deemed an Interim Period Event, and shall not invoke the provisions of this Section 7.2.1.

      7.3 SELLER'S RETAINED ENVIRONMENTAL LIABILITIES. Seller shall retain and be solely responsible for the following matters (collectively, "Retained Environmental Liabilities):

      (a) Environmental Liabilities in connection with Off-Site Disposal Activities performed by Seller prior to the Closing Date;

      (b) Environmental Liabilities in connection with any Governmental Environmental Enforcement Action (but expressly excluding any Remediation Activities required thereunder) that: (i) is related to the operations of the Terminal prior to the Closing Date; (ii) is issued or required by or entered into with a Governmental Authority before the Sunset Date, but in either case, only to the extent Seller and/or its Affiliates would otherwise be liable under the terms of the Terminal Operating Agreement; and

      (c) Environmental Liabilities in connection with any Third Party Environmental Claims (but expressly excluding any Remediation Activities required thereunder) that: (i) are related to or arise out of ownership or operation of the Terminal prior to the Closing Date; and (ii) are made by a Third Party before the Sunset Date but in either case, only to the extent Seller and/or its Affiliates would otherwise be liable under the terms of the Terminal Operating Agreement.

      7.4 BUYER'S ASSUMED ENVIRONMENTAL LIABILITIES . Except for Seller's Retained Environmental Liabilities, Buyer shall assume and be solely responsible for all Environmental Liabilities relating to or arising out of the Terminal, whether existing or asserted before, on, or after the Closing Date, whether known or unknown, whether based on past, present, or future conditions or events, including but not limited to undertaking such Remediation Activities of the Environmental Conditions as may be required by applicable laws, regulations, or government orders ("Assumed Environmental Liabilities"). After the Sunset Date, except to the extent related to Off-Site Disposal Activities performed by Seller prior to the Closing, Buyer's Assumed Environmental Liabilities shall also include the following:

      (a) Environmental Liabilities in connection with any Governmental Environmental Enforcement Action that: is (i) related to the ownership or operation of the Terminal prior to the Closing Date; and (ii) is issued or required by or entered into with a Governmental Authority after the Sunset Date; and

      (b) Environmental Liabilities in connection with any Third Party Environmental Claims that: (i) are related to or arise out of the ownership or operation of the Terminal prior to the Closing Date; and (ii) are made by a Third Party after the Sunset Date.

      7.5 SELLER'S ENVIRONMENTAL INDEMNITY. For purposes of this Section 7.6, where Buyer is the indemnified party, the term "Buyer" shall include Buyer and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing. Seller shall indemnify, hold harmless and defend Buyer from and against any Damages and Proceedings asserted against or incurred by Buyer prior to the Sunset Date relating to or arising out of the Retained Environmental Liabilities; provided, however, that Seller's obligations under this Section 7.5 with respect to Environmental Liabilities in connection with Off-Site Disposal Activities performed prior to the Closing Date shall not be limited by and shall survive beyond the Sunset Date. Seller shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Buyer relating to or arising out of the Retained Environmental Liabilities for which Seller has not received Reasonable Written Notification from Buyer.

      Buyer shall make available all relevant existing information that, based on information and belief formed after reasonable inquiry, are known to Buyer to be in the possession or control of Buyer and provide timely, reasonable access to all personnel of Buyer with knowledge of relevant facts, and shall cooperate in all reasonable respects with Seller in connection with Seller's defense of any Third Party Environmental Claim or Governmental Environmental Enforcement

Action under this Section 7.5. Seller shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Buyer relating to or arising out of such Third Party Environmental Claim or Governmental Environmental Enforcement Action if Buyer unreasonably denies Seller such access.

      Seller shall have no liability, indemnity or defense obligation for any Damages or Proceedings asserted against or incurred by Buyer subsequent to any change in all or any part of the Terminal to a residential use, or other change in use of all or any part of the Terminal that results in a materially adverse change in Seller's risk exposure hereunder.

7.6 BUYER'S ENVIRONMENTAL INDEMNITIES. For purposes of this Section 7.6, where Seller is the indemnified party, the term "Seller" shall include Seller and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing. From and after the Closing Date, Buyer shall indemnify, hold harmless and defend Seller from and against any Damages and Proceedings asserted against or incurred by Seller relating to or arising out of the Assumed Environmental Liabilities, including:

            (a) Any Environmental Liabilities, except for Seller's Retained Environmental Liabilities;

            (b) Any Release of any Regulated Substance related to operations of the Terminal occurring on or after the Closing Date;

            (c) Remediation of any Environmental Condition at the Terminal or any areas Off-Site on or after the Closing Date;

            (d) Any Off-Site Disposal Activities or Off-Site Remediation Activities resulting from the ownership or operation of the Terminal at or after the Closing:

            (e) Any Third Party Environmental Claim related to or arising out of the ownership or operation of the Terminal on or after the Closing Date;

            (f) Any Governmental Environmental Enforcement Action that is taken against Seller or its Affiliates that is issued or required by or entered into with a Governmental Authority on or after the Closing Date to the extent relating to post-Closing ownership or operation of the Terminal;

            (g) Exacerbation of any Environmental Condition (whether resulting in On-Site or Off-Site impacts) by Buyer or its Authorized Representatives (which for purposes of this Section 7.6 shall include its tenants, customers, invitees, licensees, or any users of the Terminal (except Seller));

            (h) Failure to comply with any Permit or Order, including transferred or assigned Environmental Permits or Orders identified on Exhibits F and R by Buyer or its Authorized Representatives;

            (i) On the Sunset Date, in addition to the indemnity obligation under Section 7.6(d), except with respect to any Off-Site Disposal Activities performed prior to the Closing Date, Buyer shall also indemnify Seller for all Environmental Liabilities in connection with any Third Party Environmental Claims, including without limitation, any Third Party Environmental Claim made by Hess, that: (i) are related to or arise out of ownership or operation of the Terminal prior to the Closing Date; and (ii) are made by a Third Party after the Sunset Date; and

            (j) On the Sunset Date, in addition to the indemnity obligation under Section 7.6(e), Buyer shall also indemnify Seller for all Environmental Liabilities in connection with any Governmental Environmental Enforcement Action that: (i) is related to ownership or operation of the Terminal prior to the Closing Date; and (ii) is issued or required by or entered into with a Governmental Authority after the Sunset Date. Buyer's indemnity obligations under this Section 7.6 will be set forth in the Special Warranty Deed conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.

      7.7 BUYER'S RELEASE OF SELLER FOR ENVIRONMENTAL LIABILITIES.

      (a) Except for Seller's Retained Environmental Liabilities, Buyer, in consideration of the negotiated amount paid by Buyer for the Terminal and other assets, hereby unconditionally, completely and forever releases and discharges Seller, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities. On the Closing Date, Buyer shall unconditionally, completely, and forever discharge Seller, its Affiliates, employees, officers, directors, agents and representatives, and all successors of the foregoing and the permitted assigns of Seller, from any obligation by Seller to perform or ensure the performance of any Remediation Activities under this Appendix (but excluding any Remediation Activities related to pre-Closing Off-Site Disposal Activities). On the Closing Date, Buyer shall execute and deliver to Seller the Release Agreement in the form of Exhibit S-1.

      (b) On the occurrence of the tenth (10th) anniversary after the Closing Date ("Sunset Date"), Buyer shall unconditionally, completely, and forever discharge Seller, its Affiliates, employees, officers, directors, agents and representatives, and all successors of the foregoing and the permitted assigns of Seller, from all remaining Environmental Liabilities, except to the extent such Environmental Liabilities relate to or arise from Seller's pre-Closing Off-Site Disposal Activities. On the Sunset Date, Buyer shall execute and deliver to Seller a Release Agreement in the form of Exhibit S-2.

      7.8 SELLER'S ACCESS TO THE TERMINAL. Upon request by Seller in connection with any written request or demand from any Governmental Authority, Buyer shall, at no cost to Seller, permit Seller, its Affiliates, and its Authorized Representatives reasonable access to the Terminal. Seller, its Affiliates or Authorized Representatives shall provide forty-eight (48) hours written notice to Buyer for any routine access by Seller or its Affiliates or Authorized Representatives. Seller will provide thirty (30) days written notice to Buyer for any access that Seller believes may result in a material impact to Buyer's operations. Seller will make reasonable efforts to minimize impacts on Buyer's operations. The Buyer's obligations will be set forth in the Special Warranty Deeds conveying the Real Property and will be a covenant running with the land and will bind the successors and assigns of Buyer.

      Upon written request by Seller, in connection with any request to Seller from any Governmental Authority, Buyer shall provide Seller copies of all reports, correspondence, notices and communications sent or received from Governmental Authorities regarding the Environmental Condition of the Terminal or any remediation and/or investigation at the Terminal related to the Baseline Condition or other copies of all reports, correspondence, notices and communications sent to or received from third parties concerning conditions that would obligate (financially or otherwise) Seller.

      7.9 OTHER ENVIRONMENTAL ISSUES.

            (a) Buyer acknowledges that the Terminal has been used for the storage, disposal, sale, and transfer of petroleum products or derivatives and Seller hereby advises Buyer that (i) releases of such products into the soil have occurred from time to time in the past; and (ii) the Terminal has contaminated subsurface conditions. Any warranty, covenant or provision in the applicable Deed from Seller to Buyer with respect to the Terminal does not, nor will it be deemed to, extend or apply to any release or presence of petroleum products, derivatives, or any other type of contaminant on, in, under, or about the Terminal including, but not limited to, the surface area, size, and location of such substances and/or the description of the types of contaminants contained therein. As part of the consideration for the sale of the Terminal, Buyer for itself, its successors and permitted assigns, covenants and agrees that neither the Real Property nor any part thereof shall at any time be used for any of the following specifically listed facilities or uses, or any similar facility or use: residential, child care, nursery school, preschool, or any other educational facility, place of worship, playground, hotel, motel, inn, bed and breakfast or rooming house, nursing home, rehabilitation center, hospital or community center and that the installation of any water wells for drinking or irrigation purposes along with the construction of basements is prohibited; that these covenants and agreements shall survive the Closing; that these covenants and agreements are to run with the Real Property; that these restrictive measures will be inserted in the Special Warranty Deed to be delivered at the Closing and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising any of the Real Property or any part thereof. Furthermore, Buyer for itself, its successors and permitted assigns agrees to execute any documents required by any Governmental Authority having jurisdiction over the Terminal that are consistent with the above use restrictions.

            (b) The terms and provisions of this Appendix, and all test information, reports and other materials concerning the environmental or other condition of the Terminal shall be maintained by Buyer and its Authorized Representatives as confidential, other than any such information (i) that is in the public domain through a source other than Buyer, or (ii) that is compelled in any judicial, administrative, regulatory or arbitration proceeding or otherwise required by law or by a governmental authority. Buyer may, however, share environmental information under a comparable confidentiality agreement with any affiliated companies, potential subsequent purchasers of the Terminal or a potential joint venture owner of the Terminal.

            (c) If Closing does not occur within the time required by this Appendix, or upon earlier termination of the Pipeline Purchase and Sale Agreement, upon Seller's request, Buyer shall promptly deliver to Seller all originals and copies (whether written or electronic) that are in Buyer's or its Authorized Representatives' possession of the information, reports, or materials including specifically those concerning the environmental or other condition of the Terminal together with all information, reports, or material furnished to Buyer by Seller, and Buyer shall promptly cause third parties to deliver to Seller such materials that are in their possession.

            (d) The Environmental Documents, including those generated by Buyer, may be used by Seller to prepare and file reports, where applicable, with the appropriate Governmental Authorities.

            (e) Seller's responsibilities in this Article VII shall inure to the benefit of Buyer solely and do not transfer to Buyer's heirs and assigns. In the event Seller agrees to the transfer and assignment of Seller's responsibilities in this Article VII, which agreement shall only be effective if provided in writing by Seller, Buyer's obligations under this Article VII shall be incorporated into any lease or subsequent sales agreement for the Terminal and any tenant or subsequent buyer shall be required to fulfill all obligations of Buyer set forth in this Article VII. In no event shall Buyer's obligations under this Article VII terminate upon the lease or sale of all or a portion of the Terminal. Any attempt to assign Seller's responsibilities in this
Article VII without the express prior written approval of Seller as set forth above shall be void and of no effect.

            (f) Buyer and Seller shall cooperate with each other in all reasonable respects as to the transfer or assignment of the Environmental Permits or Orders that can be transferred or assigned under applicable Environmental Laws and the making of any filings or notifications or obtaining any authorizations required under applicable Environmental Laws in connection with the transfer of the Terminal to Buyer. Seller shall take the lead on all initial notifications to applicable Governmental Authorities requesting such transfer or assignment of any Environmental Permits or Orders. Buyer, however, shall be solely responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Environmental Permits or Orders. If the assignment of any Environmental Permit is denied by the applicable Governmental Authority, Exhibit R of this Appendix will be deemed automatically amended, and Buyer shall apply for the issuance of a new Environmental Permit as soon as reasonably possible. With respect to any Environmental Permits or Orders issued under applicable Environmental Laws prior to the Closing Date and Buyer's obligations for Remediation Activities, Seller and Buyer, within ten (10) calendar days after the Closing Date shall submit joint letters to each applicable Governmental Authority acknowledging that Buyer is assuming the obligations of Seller under such Order and/or Remediation Activities, such letters to be in the form of Exhibit Q. Along with the joint letters and with respect to obligations for Remediation Activities set forth in such joint letters that Buyer is assuming, Buyer shall also execute and deliver to Seller a Release Agreement for remediation liability for all Environmental Conditions in the form of Exhibit S. In the event that Buyer does not execute and deliver to Seller the Release Agreement in the form attached hereto as Exhibit S within 30 days of Seller's request therefor, then Seller shall be authorized as Buyer's agent and attorney in fact to execute such Release Agreement in Buyer's name and to bind Buyer to the terms thereof.

            (h) As between Buyer and Seller, Buyer and Seller shall share equally in all filing costs and administrative expenses associated with such transfer or assignment of any

Environmental Permits or Orders pursuant to this Appendix. Buyer, however, shall be solely responsible for all costs and expenses relating to or arising out of any change in terms or conditions of such Environmental Permits or Orders resulting from any transfer, assignment or reissuance of such Environmental Permits or Orders to Buyer, except for any such costs and expenses related to or arising out of Seller's non-compliance with such Environmental Permits or Orders. With respect to those Environmental Permits or Orders that cannot be transferred or assigned under applicable Environmental Laws, Buyer will use reasonable efforts at Buyer's cost and expense to obtain new permits or orders.

            (i) After the Closing Date, Buyer shall be solely responsible for the filing of any post-Closing reports or notices required by any Governmental Authority regardless of whether the reporting period began or occurred prior to the Closing Date (as long as the required submission deadline for such reports or notices is not prior to the Closing Date). Such reports may include, but are not limited to, Annual Air Emissions Report, Air Permit reports (excluding Title V semi-annual and annual certifications, which are addressed below), SARA 313 Form R Reports, annual hazardous waste reports, gasoline maximum achievable control technology (GMACT) certifications and ground water monitoring reports required under state above ground storage tank regulations. At least 10 days prior to the Closing Date, Seller will provide Buyer with a listing of all such material reports and notices required to be filed with any Governmental Authority that are due within sixty (60) days after the Closing Date. Within thirty (30) days after the Closing Date, for the Terminal Seller shall provide to Buyer records relating to operation of the Terminal through the Closing Date needed to complete all such material reports. As to any information that must be provided to any Governmental Authority as part of a routine report submitted in relation to a Title V semi-annual or annual certification, if the Closing Date occurs during the required reporting period, each Party agrees to be responsible and liable for the collection, compilation and submission of such certification with respect to that portion of the reporting period falling under such Party's ownership. Each Party shall cooperate fully with the other and shall provide the other Party with reasonable access to its employees and files to the extent necessary or appropriate to assist the other Party in preparing its report. In the event that the Closing Date occurs on or after the end of the required reporting period but before such report is due for the Terminal, Seller will be responsible and liable for the collection, compilation and submission of such report as it concerns Seller's operation of the Terminal. In that instance, Buyer shall cooperate fully with Seller and shall provide Seller with reasonable access to Buyer's employees and files to the extent necessary or appropriate to assist Seller in preparing the report. Buyer shall be solely responsible and liable for all subsequently submitted reports.

      7.10 ARBITRATION PROCEDURES. Except as otherwise provided herein, any dispute between the Parties under this Article VII shall be resolved by arbitration in Fairfax, Virginia in accordance with the rules of the American Arbitration Association and subject to the provisions of this Section 7.10.

            (a) If good faith efforts to resolve any such dispute fail, either Party may commence arbitration after thirty (30) days written notice of that Party's intent to commence arbitration. Seller shall appoint one arbitrator and Buyer shall appoint one arbitrator. The two arbitrators so appointed shall select a third arbitrator. All arbitrators for non-engineering disputes must be licensed attorneys. If either Seller or Buyer fails to appoint an arbitrator within twenty (20) days after a request for such an appointment is made by the other Party in writing, or if the arbitrators so appointed fail within twenty
(20) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three arbitrators shall be appointed by the American Arbitration Association upon application thereto by either Party.

            (b) The panel so constituted shall fix a reasonable time and place for a hearing of the dispute. Each of the Parties shall submit to the panel of arbitrators at the hearing such party's proposed resolution of the dispute, together with such supporting evidence as such Party may desire to present to the panel of arbitrators. The panel of arbitrators shall consider only the proposed resolutions and evidence as presented by the Parties.

            (c) Within thirty (30) days of such hearing, the panel of arbitrators shall select the proposed resolution presented by a Party that most closely achieves the intention of the parties as expressed in this Article VII. The Panel must choose either the resolution of the dispute proposed by Buyer or the resolution of the dispute proposed by Seller. The panel of arbitrators is not empowered to select a compromise of any kind between either proposal. If more than one dispute is between the arbitrators at any one time, the arbitrators shall resolve each such dispute independently of the other dispute.

            (d) The action of a majority of the members of the panel of arbitrators shall govern and their decision in writing shall be final and binding on the Parties.

            (e) All arbitrators appointed under this procedure shall be disinterested individuals who are not and never have been officers, directors, employees, consultants, or attorneys of Seller or of Buyer or of any of Seller's or Buyer's Affiliates. Such individuals must be experienced in the environmental aspects of the petroleum and chemical industries and competent to pass judgment on the issues in dispute. The losing Party shall bear all reasonable and customary fees and expenses (Seller's and Buyer's) of the entire arbitration process.

      7.11 ENVIRONMENTAL NOTICES. Except as otherwise stated in this Article VII, all notices or correspondence required or permitted to be given under this
Article VII shall be in writing. Notices may be given in person, or may be sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested) or facsimile with written confirmation to the party to be notified at the following address:

If to Seller:    ExxonMobil Oil Corporation c/o Exxon Mobil Corporation

                 Global Remediation
                 Attn:Gerard T. Smith
                 Technical Consultant - Acquisitions/Trades/Sales
                 3225 Gallows Road
                 Fairfax, VA 22037
                 703/846-5988 Telephone
                 703/846-5257 Facsimile

If to Buyer:     Buckeye Terminals, LLC
                 Attn:Stephen C. Muther

                 5 Radnor Corporate Center, Suite 500
                 100 Matsonford Road
                 Radnor, Pennsylvania 19087
                 610/254-4640 Telephone
                 610-254-4625 Facsimile

Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change. Notices given in accordance with this Article VII shall concern only those matters governed by this Article VII. Notices given in accordance with this Section 7.11 shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested); or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient's normal working hours, in which case such notice shall be deemed given at the start of recipient's next business day). Any notice required or permitted to be given under any other Article of this Appendix shall be separated from Article VII notices, and shall be given in accordance with the Pipeline Purchase and Sale Agreement.

                                  ARTICLE VIII

                         CONDITIONS PRECEDENT TO CLOSING

      8.1 OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to consummate the purchase of the Terminal on the Closing Date is subject to: (i) the satisfaction of the following conditions on or prior to the Closing Date and/or
(ii) Buyer's written waiver of any such conditions as remain unsatisfied as of the Closing Date:

            (a) REQUIRED CONSENTS. The Parties shall have obtained the consent (if required) of any applicable Government Authority to the assignment to and the assumption by Buyer of any assignable Permit and Environmental Permit, and the novation of all Material Contracts, under which Buyer assumes Seller's rights and obligations and Seller is released from any and all such obligations;

            (b) DEFECTS IN TITLE. Any Title Objections shall be resolved in accordance with the provisions of Section 11.2, and Buyer shall not have terminated this Pipeline Purchase and Sale Agreement under Section 11.2;

            (c) TITLE COMMITMENT. Buyer shall have received the Title Commitment described in Section 11.1; and

            (d) NO ORDER OR PROCEEDING. No Order by any Government Authority, threat by any Government Authority which is evidenced in writing, or Proceeding which in all reasonable likelihood might prohibit or render illegal Seller's consummation of the transactions contemplated hereby shall be in effect.

      8.2 OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to consummate the sale of the Terminal on the Closing Date shall be subject to: (i) the satisfaction of the following conditions on or prior to the Closing Date and/or
(ii) Seller's written waiver of any such conditions as remain unsatisfied as of the Closing Date:

            (a) REQUIRED CONSENTS. The Parties shall have obtained the consent (if required) of any applicable Government Authority to the assignment to and the assumption by Buyer of any assignable Permit and Environmental Permit, and the novation of all Material Contracts, under which Buyer assumes Seller's rights and obligations and Seller is released from any and all such obligations; and

            (b) NO ORDER OR PROCEEDING. No Order by any Government Authority, threat by any Government Authority which is evidenced in writing, or Proceeding which in all reasonable likelihood might prohibit or render illegal Seller's consummation of the transactions contemplated hereby shall be in effect.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 DEFINITIONS. As used in this Article IX, "LOSS" shall mean any claim, liability, obligation, expense, cost or other damage or loss (including without limitation, reasonable attorneys' and consultants' fees), fine or penalty. "Loss" shall also include in each instance, but shall not be limited to, all reasonable costs and expenses of investigating and defending any claim or any order, directive, final judgment, compromise, settlement, fine, penalty, court costs or proceeding arising at any time under or from any Government Authority, including all reasonable costs and expenses and court costs incurred in the enforcement of rights under this Article IX. "Loss" shall not include any special, consequential, indirect or loss of profit damages or any Loss for which one Party has assumed responsibility or agreed to indemnify the other Party under Article VII of this Appendix.

      9.2 INDEMNIFICATION BY SELLER. From the Closing Date, in addition to all other obligations of Seller to Buyer set forth in this Appendix, Seller shall indemnify, defend and hold harmless Buyer, Buyer's Affiliates and their respective directors, officers, employees, representatives, successors and assigns from and against any Loss resulting from, related to, or arising out of the breach by Seller (or any shareholder, officer, director, employee of Seller) of any representation, warranty or covenant contained in this Appendix, in any Exhibit or Schedule to this Appendix, or in any document, instrument, agreement or certificate delivered under this Appendix; provided that Seller shall have no indemnification obligation for any such Loss if Seller has not received a claim from Buyer (specifying in reasonable detail the basis for such Loss) within one year following the Closing Date.

      9.3 INDEMNIFICATION BY BUYER. From and after the Closing Date, in addition to all other obligations of Buyer to Seller set forth in this Appendix, Buyer shall indemnify, defend and hold harmless Seller, Seller's Affiliates and their respective directors, officers, employees, representatives, successors and assigns from and against any Loss resulting from, related to, or arising out of:

            (a) Buyer's ownership or operation of all or any part of the Terminal after Closing, including without limitation, any Loss arising under the Terminal Operating Agreement, except for any Loss for which Seller has assumed responsibility or agreed to indemnify Buyer under Article VII, Article IX or elsewhere in this Appendix; or

            (b) Any liability or obligation of Seller or EMOC arising under the Terminal Operating Agreement prior to the Closing Date, except for any Loss for which Seller has assumed responsibility or agreed to indemnify Buyer under
Article VII, Article IX or elsewhere in this Appendix; or

            (c) The breach by Buyer or any Affiliate of Buyer (or any shareholder, officer, director, employee of Buyer or such Affiliate) of any representation, warranty or covenant contained in this Appendix, in any Exhibit or Schedule to this Appendix, or in any document, instrument, agreement or certificate delivered under this Appendix; provided that Buyer shall have no indemnification obligation for any such Loss arising from a breach of any representation, warranty or covenant as set forth in this clause (c) if Buyer has not received a claim from Seller (specifying in reasonable detail the basis for such Loss) within one year following the Closing Date.

      9.4 CONFLICT. In the event of any conflict or ambiguity in the language of this Article IX, or any other portion of this Appendix, with the language of
Article VII, the Parties agree that Article VII language shall be controlling.

      9.5 PROCEDURES.

            (a) NOTICE AND TENDER. In the event that any officer or registered agent of either Party hereto receives actual notice of any written claim by a third person giving rise to a right of indemnification of such Party under this
Article IX (the "Indemnitee"), such Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the other Party hereto responsible for such indemnification (the "Indemnitor") setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor. If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent they are attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent they are not attributable to such failure.

            (b) DEFENSE OF CLAIMS. The Indemnitor shall select (subject to the Indemnitee's reasonable approval) the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee's behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. Nothing in this Section 9.5(b) should be construed as prohibiting the Indemnitee from participating in the defense (which may include hiring its own counsel) in any matter subject to indemnification, as long as the Indemnitee does so at its own expense. The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters. The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee's employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, with the Indemnitor reimbursing the Indemnitee with respect to the cost of any such access. With respect to any matter for which a Party has an indemnification and/or defense obligation under this Appendix, the Parties shall maintain a joint defense privilege, where applicable, in connection with such matters for the Party's post-Closing communications and those of their respective Affiliates and Authorized Representatives, which post-Closing communications concern the matters subject to such indemnification and/or defense obligation.

            (c) ALLOCATION OF INDEMNIFICATION LIABILITY. When any Loss for which indemnification is provided under this Article IX results from, relates to, or arises out of the conduct of both Seller and Buyer, the Parties shall indemnify each other in proportion to their respective share of such Loss.

                                    ARTICLE X

                                    SURVIVAL

      10.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Appendix, in any Exhibit or Schedule to this Appendix, or in any document, instrument, agreement or certificate delivered under this Appendix will survive until one year after Closing. At the end of such survival period set forth above, such representations and warranties shall terminate and have no further force and effect.

      10.2 COVENANTS. Unless otherwise specified in this Appendix, the Parties obligations under the following sections and articles will survive the Closing of this transaction and delivery of the deed: Articles I, VII, IX, X, XII, XIII and XV, Sections 2.4 (d) and (e), 2.5, 3.1 and 11.3.

                                   ARTICLE XI

                     TITLE COMMITMENT; SURVEY; RISK OF LOSS

      11.1 TITLE INSURANCE. Buyer will furnish and pay the premium for standard title insurance policies issued by the Title Company in an amount equal to the portion of the purchase price in the Pipeline Purchase and Sale Agreement that is allocated to the Real Property and Improvements, naming Buyer as the proposed insured. Subject to Permitted Title Exceptions, Seller shall deliver to Buyer at the Closing title insurable by the Title Company at standard rates without special exceptions or conditions. Any abstracting, title certification, and charges for title examination will be at Buyer's expense. Buyer shall cause the Title Company to deliver to Buyer, with a copy to Seller, a title commitment for the Terminal setting forth the status of title to the Terminal on or before the thirtieth (30th) day following the Effective Date (the "Title Commitment").

      11.2 SURVEY. Buyer shall cause to be prepared at its expense a current Survey for the Terminal, by a duly licensed land surveyor and professional engineer satisfactory to the Title Company. The Survey shall be completed within thirty (30) days after the Effective Date. Upon completion of the Survey, Buyer shall deliver promptly three (3) prints thereof to Seller, and at least one (1) print to the Title Company. The Survey will (i) show the location of all streets, roads, railroads, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to the Terminal, including all of the title matters shown on the Title Commitment and (ii) set forth a certified legal description of the Real Property.

      11.3 TITLE OBJECTIONS. Within fifteen (15) days after receiving the later of the Title Commitment or the Survey for the Terminal, Buyer shall notify Seller if the Title Commitment or Survey for that Survey reveals any Title Objections. If Seller is unable or unwilling to cure any Title Objections, Seller will provide written notice thereof to Buyer within fifteen (15) days following receipt of notice of Title Objections from Buyer and Buyer shall have the right, at its option, by written notice to Seller within fifteen (15) days following receipt of Seller's written notice, either (i) to terminate the Pipeline Purchase and Sale Agreement in accordance with the terms thereof and obtain from Seller 50% of the cost of the Survey for the Terminal, whereafter both Parties shall be relieved and discharged of any rights, liabilities or obligations hereunder, or (ii) to waive such defect and proceed to Closing. Buyer's failure to exercise the right to terminate within the said fifteen (15) day period shall constitute a waiver of Buyer's right to terminate with respect to such title matters. However, if Seller elects to cure the Title Objections (although Seller will have no such obligation to do so), Seller shall provide Buyer with notice of its intention to cure same within the fifteen (15) days aforesaid and Seller shall have an opportunity, at its expense, to remove such Title Objections within sixty (60) days following receipt of written notice from Buyer identifying the Title Objections (the "Title Cure Period"). In no event shall Seller have any obligation to commence litigation or to incur costs in excess of One Thousand Dollars ($1,000.00) to cure or remove any Title Objections. If Seller is unable to cure any Title Objections within the Title Cure Period that, in the reasonable opinion of the Title Company or Buyer, must be cured in order to deliver good and marketable title, Buyer may, as its sole and exclusive remedy, and upon written notice to Seller within fifteen (15) days after expiration of the Title Cure Period, elect either to (i) terminate the Pipeline Purchase and Sale Agreement in accordance with the terms thereof and obtain from Seller 50% of the cost of the Survey, whereafter both Parties shall be relieved and discharged of any rights, liabilities or obligations hereunder, or (ii) to waive such defect and any other obligation under this Appendix of Seller to deliver good and marketable title with respect to such defect and proceed to Closing.

      11.4 RISK OF LOSS. Risk of loss with respect to the Terminal shall be borne by Seller until Closing. The risk of loss of the Terminal shall pass to the Buyer at Closing.

                                   ARTICLE XII

                                FURTHER ASSURANCE

      From time to time after Closing, Seller and Buyer shall, upon request of the other and without further consideration, execute, acknowledge and deliver such further instruments of transfer, conveyance or assumption and such other documents as Seller or Buyer may reasonably request more effectively to vest in Buyer the right and title to, interest in and enjoyment of, the Terminal or to carry out the transactions and agreements contemplated by this Appendix.

                                  ARTICLE XIII

                               COSTS AND EXPENSES

      13.1 BROKERAGE COMMISSIONS. Neither of the Parties nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Appendix.

      13.2 CLOSING ADJUSTMENTS. The following items shall be paid, prorated, or adjusted as of the Closing Date in the manner hereinafter set forth:

            (a) All real estate Taxes, as well as Taxes assessed on Terminal Inventory, due and owing on or before the Closing Date, all penalties and interest thereon, and all special assessments affecting the Terminal, whether payable in installments or not, shall be paid in full by Seller.

            (b) Current real estate Taxes, assessments and charges for the Terminal shall be prorated as of the Closing Date upon the tax year of the applicable taxing authority, without regard to when said Taxes are payable, so that the portion of current Taxes allocable to the period from the beginning of such year to the Closing Date shall be the responsibility of Seller and the portion of the current Taxes allocable to the portion of such year from the Closing Date to the end of such year shall be the responsibility of Buyer. These Taxes will be prorated based on the current assessed value for 2004. A post-closing adjustment will be made to reflect accurately Seller's responsibility for that portion of real estate Taxes attributable to the period prior to the Closing Date, and Buyer's responsibility for that portion of real estate Taxes attributable to the period following the Closing Date. The post-closing adjustment will be made upon receipt by Buyer of the relevant tax bill from the appropriate Governmental Authorities, but no later than one year following the Closing Date. Any post-closing adjustment proposed by Buyer will be supported by copies of said tax bills along with other reasonable documentation to be provided to Seller.

            (c) Seller shall be responsible for the cost of utilities for the Terminal up to Closing and Buyer shall be responsible for such costs thereafter.

            (d) Buyer shall bear and pay all title insurance premiums and charges.

            (e) Buyer shall bear and pay all realty transfer fees, recording costs and Taxes associated with the conveyance of the Real Property, the Improvements and the Personal Property.

            (f) Seller and Buyer shall each pay their own respective legal fees and expenses and the cost of performance of their respective obligations hereunder.

            (g) All amounts due Seller under any assignable Revenue-Generating Contract shall be prorated as of the Closing Date upon the payment cycle established under such

Revenue-Generating Contract so that the portion the amounts due Seller from the beginning of such payment cycle to the Closing Date will be credited to Seller at Closing.

            (h) The Parties shall make all other adjustments necessary to effectuate the intent of the Parties as set forth in this Appendix.

      13.3 TIMING OF ADJUSTMENTS. All monetary adjustments necessary to achieve the allocations specified in Section 13.2, to the extent reasonably practicable, shall be made at the Closing. To the extent any such adjustments cannot be made at the Closing, the same shall be made after the Closing as and when complete information becomes available. Seller and Buyer agree to cooperate and to use their best efforts to complete such adjustments no later than thirty (30) days after the Closing Date.

                                   ARTICLE XIV

                           CASUALTY AND CONDEMNATION

      14.1 NOTICE OF FIRE CASUALTY OR CONDEMNATION. In the event that after the date of the Pipeline Purchase and Sale Agreement and prior to the Closing:

            (a) Any material portion of the Terminal shall be damaged or destroyed by fire or other casualty (a "Casualty"), or

            (b) Seller receives written notice of any action, suit or proceeding, or threatened or contemplated action, suit or proceeding, to condemn or take all or any material part of the Terminal by eminent domain (a "Condemnation"), Seller shall immediately notify Buyer of the Casualty or Condemnation. In the event of a Casualty, Buyer must (i) retain an insurance adjuster mutually satisfactory to Buyer and Seller within fifteen (15) days after Buyer's receipt of Seller's notice to determine the extent of the Casualty, and (ii) initiate negotiations with Seller to discuss an adjustment to the purchase price set forth in the Pipeline Purchase and Sale Agreement for the Terminal if Buyer contemplates making the election in Section 14.2(a) below. If Buyer initiates such negotiations, Buyer and Seller shall negotiate in good faith to try to agree upon an adjusted purchase price.

      14.2 BUYER'S ELECTION. Buyer must elect one of the following options and give written notice to Seller of such election within (i) fifteen (15) days after the insurance adjuster's written determination in the case of a Casualty, or (ii) thirty (30) days after Buyer's receipt of Seller's notice of Condemnation in the case of a Condemnation:

            (a) Purchase the Terminal in accordance with Article IV of this Appendix at an adjusted purchase price agreed upon by Buyer and Seller before Buyer makes this election; or

            (b) Terminate the Pipeline Purchase and Sale Agreement in accordance with the terms thereof.

      14.3 EXCLUSIVE REMEDY. Notwithstanding any provision to the contrary contained herein, the remedies provided to Buyer under Section 14.2(a) and (b) constitute Buyer's exclusive remedies in connection with the circumstances described therein.

                                   ARTICLE XV

                          GENERAL; ADDITIONAL COVENANTS

      15.1 EXHIBITS AND SCHEDULES. Each Exhibit and Schedule referred to herein is incorporated into this Appendix.

      15.2 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARY. This Appendix shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and permitted assigns. Except as otherwise provided herein, nothing in this Appendix will be construed as conferring upon any person or entity other than Buyer and Seller, and their respective successors in interest and permitted assigns, any right, remedy or claim under or by reason of this Appendix.

      15.3 TRANSITION ASSISTANCE. For a period of ninety (90) days after Closing, at Buyer's reasonable request, Seller shall assist, at no charge, Buyer in connection with a reasonably orderly transition of the operation of the Terminal.

      15.4 TAXES. After the Closing Date, if Buyer receives a bill for Taxes assessed against the Terminal or Terminal Inventory that includes Taxes for taxable years or taxable periods on or before the Closing Date (including Taxes assessed for portions of taxable years or periods on or before the Closing
Date), Buyer shall pay the bill and invoice Seller for all such Taxes relating to periods prior to the Closing Date. Seller shall promptly reimburse Buyer upon receipt of such invoice. After the Closing Date, if Seller receives a bill for Taxes assessed against the Terminal or Terminal Inventory that includes Taxes for taxable years or taxable periods after the Closing Date (including Taxes assessed for portions of taxable years or taxable periods after the Closing
Date), Seller shall forward the bill to Buyer for payment.

                       SCHEDULES AND EXHIBITS TO AGREEMENT

In accordance with Item 601(b)(2) of Regulation S-K, the foregoing schedules and exhibits have been omitted. Buckeye Partners, L.P. agrees to supplementally furnish a copy of any omitted schedule or exhibits to the SEC upon request.